                                                                   Exhibit 10.88


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                                 LOAN AGREEMENT

                          Dated as of October 14, 2003

                                     Between

                      MAGUIRE PROPERTIES - 611 N. BRAND LLC
                                   as Borrower

                                       And

                   GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
                                    as Lender




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
                               TABLE OF CONTENTS

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
                                   ARTICLE 1

                    DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions..........................................    1
Section 1.2 Index of Other Definitions....................................   12
Section 1.3 Principles of Construction....................................   15

                                   ARTICLE 2

                               GENERAL LOAN TERMS

Section 2.1 The Loan......................................................   15
Section 2.2 Interest; Monthly Payments....................................   15
Section 2.3 Loan Repayment................................................   16
Section 2.4 Release of Property...........................................   17
Section 2.5 Payments and Computations.....................................   18

                                   ARTICLE 3

                          CASH MANAGEMENT AND RESERVES

Section 3.1 Cash Management Arrangements..................................   18
Section 3.2 Required Repairs..............................................   19
Section 3.3 Taxes and Insurance...........................................   19
Section 3.4 Rollover Reserves.............................................   20
Section 3.5 Casualty/Condemnation Subaccount..............................   22
Section 3.6 Security Deposits.............................................   22
Section 3.7 Grant of Security Interest; Application of Funds..............   23
Section 3.8 Property Cash Flow Allocation.................................   23

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

Section 4.1   Organization; Special Purpose...............................   24
Section 4.2   Authorization; Valid Execution and Delivery; Enforceability.   24
Section 4.3   No Conflict/Violation of Law................................   25
Section 4.4   No Litigation...............................................   25
Section 4.5   No Defenses.................................................   25
Section 4.6   Title.......................................................   25
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
Section 4.7   No Insolvency or Judgment; No Bankruptcy Filing.............   25
Section 4.8   Misstatements of Fact.......................................   26
Section 4.9   Tax Filings.................................................   26
Section 4.10  ERISA.......................................................   26
Section 4.11  Compliance with Applicable Laws and Regulations.............   27
Section 4.12  Contracts...................................................   27
Section 4.13  Federal Reserve Regulations; Investment Company Act.........   27
Section 4.14  Access/Utilities............................................   28
Section 4.15  Condition of Improvements...................................   28
Section 4.16  Leases......................................................   28
Section 4.17  Fraudulent Transfer.........................................   29
Section 4.18  Ownership of Borrower.......................................   29
Section 4.19  No Purchase Options.........................................   29
Section 4.20  Management Agreement........................................   29
Section 4.21  Hazardous Substances........................................   30
Section 4.22  Name; Principal Place of Business...........................   30
Section 4.23  No Other Obligations........................................   31
Section 4.24  Defense of Usury............................................   31
Section 4.25  Taxes Paid..................................................   31
Section 4.26  Single Tax Lot..............................................   31
Section 4.27  Special Assessments.........................................   31
Section 4.28  No Condemnation.............................................   31
Section 4.29  No Labor or Materialmen Claims..............................   31
Section 4.30  Boundary Lines..............................................   32
Section 4.31  Survey......................................................   32
Section 4.32  Forfeiture..................................................   32
Section 4.33  Borrower Entity Representations.............................   32
Section 4.34  REA.........................................................   34

                                   ARTICLE 5

                                   COVENANTS

Section 5.1   Existence...................................................   34
Section 5.2   Taxes and Other Charges.....................................   35
Section 5.3   Access to Property..........................................   35
Section 5.4   Repairs; Maintenance and Compliance; Alterations............   35
Section 5.5   Performance of Other Agreements.............................   37
Section 5.6   Cooperate in Legal Proceedings..............................   37
Section 5.7   Further Assurances..........................................   37
Section 5.8   Environmental Matters.......................................   37
Section 5.9   Title to the Property.......................................   39
Section 5.10  Leases......................................................   39
Section 5.11  Estoppel Statement..........................................   41
Section 5.12  Property Management.........................................   41
Section 5.13  Special Purpose Bankruptcy Remote Entity....................   42
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
Section 5.14  Assumption in Non-Consolidation Opinion.....................   42
Section 5.15  Change in Business or Operation of Property.................   42
Section 5.16  Debt Cancellation...........................................   42
Section 5.17  Affiliate Transactions......................................   42
Section 5.18  Zoning......................................................   42
Section 5.19  No Joint Assessment.........................................   43
Section 5.20  Principal Place of Business.................................   43
Section 5.21  Change of Name, Identity or Structure.......................   43
Section 5.22  Indebtedness................................................   43
Section 5.23  Licenses....................................................   43
Section 5.24  Compliance with Restrictive Covenants, etc..................   43
Section 5.25  ERISA.......................................................   43
Section 5.26  Transfers...................................................   44
Section 5.27  Liens.......................................................   50
Section 5.28  Dissolution.................................................   51
Section 5.29  Expenses....................................................   51
Section 5.30  Indemnity...................................................   51

                                   ARTICLE 6

                             NOTICES AND REPORTING

Section 6.1   Notices.....................................................   52
Section 6.2   Borrower Notices and Deliveries.............................   53
Section 6.3   Financial Reporting.........................................   54

                                   ARTICLE 7

                     INSURANCE; CASUALTY; AND CONDEMNATION

Section 7.1   Insurance...................................................   55
Section 7.2   Casualty....................................................   60
Section 7.3   Condemnation................................................   61
Section 7.4   Application of Proceeds or Award............................   62

                                   ARTICLE 8

                                    DEFAULTS

Section 8.1   Events of Default...........................................   66
Section 8.2   Remedies....................................................   68
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
                                   ARTICLE 9

                               SPECIAL PROVISIONS

Section 9.1   Sale of Note and Securitization.............................   69

                                   ARTICLE 10

                                 MISCELLANEOUS

Section 10.1  Exculpation.................................................   74
Section 10.2  Brokers and Financial Advisors..............................   76
Section 10.3  Retention of Servicer.......................................   77
Section 10.4  Survival....................................................   77
Section 10.5  Lender's Discretion.........................................   77
Section 10.6  Governing Law...............................................   77
Section 10.7  Modification, Waiver in Writing.............................   78
Section 10.8  Trial by Jury...............................................   79
Section 10.9  Headings/Exhibits...........................................   79
Section 10.10 Severability................................................   79
Section 10.11 Preferences.................................................   79
Section 10.12 Waiver of Notice............................................   79
Section 10.13 Remedies of Borrower........................................   80
Section 10.14 Prior Agreements............................................   80
Section 10.15 Offsets, Counterclaims and Defenses.........................   80
Section 10.16 Publicity...................................................   80
Section 10.17 No Usury....................................................   80
Section 10.18 Conflict; Construction of Documents.........................   81
Section 10.19 No Third Party Beneficiaries................................   81
Section 10.20 Yield Maintenance Premium...................................   81
Section 10.21 Assignment..................................................   82
Section 10.22 Set-Off.....................................................   82
Section 10.23 Counterparts................................................   82
Section 10.24 Partial Release.............................................   82

Schedule 1 -  Required Repairs
Schedule 2 -  Exceptions to Representations and Warranties
Schedule 3 -  Rent Roll
Schedule 4 -  Organization of Borrower
Schedule 5 -  Definition of Special Purpose Bankruptcy Remote Entity
Schedule 6 -  Release Parcel


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
                                 LOAN AGREEMENT

            LOAN AGREEMENT dated as of October 14, 2003 (as the same may be modified, supplemented, amended or otherwise changed, this "AGREEMENT") between MAGUIRE PROPERTIES - 611 N. BRAND LLC, a Delaware limited liability company (together with its permitted successors and assigns, "BORROWER"), and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (together with its successors and assigns, "LENDER").

                                   ARTICLE 1

                    DEFINITIONS; PRINCIPLES OF CONSTRUCTION

            Section 1.1 Specific Definitions. The following terms have the meanings set forth below:

            AFFILIATE: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

            AFFILIATED MANAGER: any managing agent of the Property (other than Maguire Services, Inc.) in which Borrower or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest

            APPROVED CAPITAL EXPENSES: Capital Expenses incurred by Borrower, which Capital Expenses shall either be (i) included in the Approved Annual Budget for the current calendar month or (ii) approved by Lender.

            APPROVED LEASING EXPENSES: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower or Guarantor in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender's approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

            APPROVED OPERATING EXPENSES: operating expenses incurred by Borrower which (i) are included in the Approved Annual Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or (iii) have been approved by Lender.

            AVAILABLE CASH: as of each Payment Date during the continuance of Rollover Reserve Period, the amount of Rents, if any, remaining in the Deposit Account after the application of all of the payments required under clauses (i) through (v) of Section 3.9(a).

            BORROWER REPRESENTATIVE: Maguire Properties - Glendale Center, LLC, a California limited liability company.

            BUSINESS DAY: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

            CAPITAL EXPENSES: expenses that are capital in nature or required under GAAP to be capitalized.

            CODE: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

            CONTROL or CONTROLLED: with respect to any Person, ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

            DEBT: the unpaid Principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.

            DEBT SERVICE: with respect to any particular period, the scheduled Principal and interest payments due under the Note in such period.

            DEBT SERVICE COVERAGE RATIO: a ratio for the applicable period in which: (A) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the statements required hereunder and (B) the denominator is the aggregate amount of Debt Service payable for such period under the Note.

            DEFAULT: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

            DEFAULT RATE: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate.

            DEFAULT YIELD MAINTENANCE PREMIUM: an amount equal to the greater of
(i) one percent of the outstanding principal balance of the Loan at the time of prepayment or (ii) an amount which, when added to the outstanding Principal, would be sufficient to purchase U.S. Obligations which provide payments (a) on or prior to, but as close as possible to, all successive scheduled payment dates under this Agreement through the Stated Maturity Date and (b) in amounts equal to the Monthly Debt Service Payment Amount required under this Agreement through the Stated Maturity Date together with the outstanding principal balance of the Note as of the Stated Maturity Date assuming all such Monthly Debt Service Payments are made (including any servicing costs associated therewith). In no event shall the Default Yield Maintenance Premium be less than zero.

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            DEPOSIT BANK: Wachovia Bank, National Association, a national banking association, or such other bank or depository selected by Lender in its discretion.

            ELIGIBLE INSTITUTION: a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody's and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P and "Aa2" by Moody's.

            ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

            ERISA AFFILIATE: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

            GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report or the method used in connection with the financial statements of Borrower delivered to Lender in connection with the closing of the Loan.

            GOVERNMENTAL AUTHORITY: any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

            GROSS INCOME FROM OPERATIONS: all income, computed in accordance with GAAP, except as otherwise provided herein, derived from the ownership and operation of the Property from whatever source, including, but not limited to, rents, utility charges, escalations, forfeited security deposits, service fees or charges, license fees, parking fees, and other pass-throughs or reimbursements paid by tenants under Leases In Place with respect to the Property of any nature (adjusted for projected increases in fixed expenses as provided in the definition of "Expenses" herein) but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, refunds and uncollectible accounts, interest on credit accounts, any one-time or other non-periodic payments by tenants under their respective Leases other than pre-paid rent by tenants (except that such pre-paid rent shall not be deemed income until the occurrence of the month in which such pre-paid rent was otherwise payable), proceeds of casualty insurance and condemnation awards (other than business interruption or other loss of income insurance) and any disbursements to Borrower from any escrow fund established pursuant to any Loan Document.

            GUARANTOR: the OP or any other guarantor of the Debt.

            INTEREST PERIOD: (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month and (ii) each period thereafter from the 1st day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

            INTEREST RATE: a rate of interest equal to 5.727% per annum (or, when applicable pursuant to the Note or any other Loan Document, the Default
Rate).

            KEY PRINCIPAL(S): the OP and the REIT.

            LEASES: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

            LEASES IN PLACE: Leases of space at the Property under which the tenant has accepted the demised premises, opened for business and is then obligated to pay rent (provided that Borrower shall not receive credit for rent payable under such Lease during the period commencing on the latter to occur of the date that is twelve (12) months prior to the expiration of the Lease term or the date that the renewal or extension option in the Lease, if any, expires, if
(1) the Lease has not been renewed or extended pursuant to and in accordance with the Lease, or (2) a replacement tenant has not executed a Lease for all or a portion of the space then subject to the related Lease in Place in accordance with the provisions of this Agreement (but in the case of this clause (2), Borrower shall only receive credit for rent payable under such Lease to the extent of the space so re-let), and with respect to which no bankruptcy proceeding has been commenced against the tenant that has not been dismissed; provided that if a tenant that has a long-term unsecured debt rating of at least "BBB-" or its equivalent ("investment grade") and no worse than a "stable" outlook by any two of S&P, Moody's and/or Fitch, such tenant shall not be required to be open for business; provided, further, that if a Lease In Place is subject to any unescrowed rent concession or credit, such unescrowed rent concession or credit shall be deducted from the rent payable under such Lease In Place when determining the rent payable under such Leases In Place, provided that such rent concession or credit shall be amortized over the primary lease term (excluding any extension options), provided such primary lease term shall be reduced by assuming that any and all lease cancellation options contained in such Lease are exercised. Above market rents payable under Leases In Place will be adjusted, in Lender's reasonable determination, down to the applicable market rents when determining the rent payable under such Lease In Place if the tenant thereunder is not investment grade. (For purposes of this definition, Bank of America, N.A. ("BANK OF AMERICA"), Disney Enterprises, Inc. ("DISNEY"), and Time Warner Entertainment Co., L.P. ("TIME WARNER") will be deemed to constitute investment grade tenants).

            LETTER OF CREDIT: an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after the Maturity Date) for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

            LEGAL REQUIREMENTS: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan

Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

            LIEN: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower or Borrower Representative, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.

            LOAN DOCUMENTS: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) the Note or Notes made by Borrower to Lender in the aggregate principal amount equal to the Loan (the "NOTE"), (ii) the Deed of Trust, Assignment of Leases and Rents and Security Agreement made by Borrower to a trustee for the benefit of Lender which covers the Property (the "MORTGAGE"),
(iii) Assignment of Leases and Rents from Borrower to Lender, (iv) the Clearing Account Agreement (the "CLEARING ACCOUNT AGREEMENT") among Borrower, Lender, Manager and Clearing Bank, (v) the Deposit Account Agreement (the "DEPOSIT ACCOUNT AGREEMENT") among Borrower, Lender, Manager and the Deposit Bank, and
(vi) the Guaranty of Recourse Obligations made by Guarantor; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

            LOCKOUT RELEASE DATE: the earlier to occur of (i) the forty second
(42nd) Payment Date of the Term and (ii) the date that is two (2) years from the "startup day" (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of the Loan.

            MANAGEMENT AGREEMENT: the management agreement between Borrower and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

            MANAGER: the OP or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12.

            MATERIAL LEASE: all Leases which individually or in the aggregate with respect to the same tenant and its Affiliates (i) cover more than 25,000 square feet of the Improvements or (ii) have a gross annual rent of more than 10% of the total annual Rents or (iii) demise at least one full floor of the Improvements.

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            MATURITY DATE: the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

            MINOR LEASE: any Lease that is not a Material Lease.

            NET OPERATING INCOME: as of any date, (1) the annualized Gross Income from Operations based on Leases In Place as of the most recently ended calendar quarter less (2) the actual Operating Expenses incurred during the preceding period of twelve consecutive calendar months ending on the last day of the most recently ended calendar quarter (as adjusted pursuant to the definition of "Operating Expenses" below), as reasonably determined by Lender and in accordance with current Rating Agency criteria.

            OFFICER'S CERTIFICATE: a certificate delivered to Lender by Borrower which is signed by a senior executive officer of the Borrower Representative.

            OP: Maguire Properties, L.P., a Maryland limited partnership.

            OPERATING AGREEMENTS: the REA, including any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

            OPERATING EXPENSES: the total of all expenditures by Borrower, computed in accordance with GAAP, except as otherwise provided herein, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, telecom costs, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising and marketing expenses, legal (other than costs and expenses relating to the Loan) and accounting fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender for expenditures not included in the Approved Annual Budget (as defined in the Note) for the Property, and other similar costs (with adjustments thereto with respect to changes in fixed costs based upon the most recently available information to Borrower), but excluding capital expenditures for the Property, tenant improvement costs and leasing commissions for the Property, depreciation, debt service, contributions to any reserves required under the Loan Documents and extraordinary, non-recurring expenses.

            OTHER CHARGES: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

            PAYMENT DATE: the 1st day of each calendar month or, upon Lender's exercise of its right to change the Payment Date in accordance with Section 2.2.4, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter). The first Payment Date hereunder shall be December 1, 2003.

            PERMITTED ENCUMBRANCES: (i) the Liens created by the Loan Documents,
(ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or

Other Charges not yet due and payable and not delinquent, (iv) any workers', mechanics' or other similar Liens on the Property provided that any such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien and (v) such other title and survey exceptions as Lender approves in writing in Lender's discretion.

            PERMITTED INSTITUTIONAL TRANSFEREE: (a) one or more of the following: (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, (iii) an institution substantially similar to any of the foregoing or (iv) any entity Controlled (hereinafter defined) by any of the entities described in clauses (i), (ii) or (iii) above which in each case (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity of $250,000,000 and
(B) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties or (b) any entity formed for the purpose of owning or investing in commercial property and issuing syndication interests that is approved by Lender, such approval not to be unreasonably withheld or delayed.

            PERMITTED INVESTMENT: (a) subject to the provisions of subparagraph
(b) of this definition, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment (and in no event having maturities of more than 365 days) and meeting one of the appropriate standards set forth below: (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (ii) Federal Housing Administration debentures; (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (iv) federal funds, unsecured certificates of deposit, time deposits, bankers' acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (defined herein) (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities issued in connection with a Securitization or any class thereof); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities (as defined in the Cooperation Letter) or any class thereof); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (vi) debt obligations with maturities of not more than three hundred sixty-five (365) days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities or any class thereof) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than three hundred sixty-five
(365) days and that at all times is rated by each Rating Agency (or, if not rated by all

Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities or any class thereof) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; and (viii) other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written a Rating Comfort Letter with respect to that the designation of such security, obligation or investment as a Permitted Investment; provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Notwithstanding anything to the contrary contained herein, the Permitted Investments (i) through (ix) above must have a Moody's rating of (a) "A2 or P-1" if such investment has a maximum maturity of one (1) month, (b) "A1 and P-1" if such investment has a maximum maturity of three (3) months, (c) "Aa3 and P-1" if such investment has a maximum maturity of six (6) months and (d) "AAA and P-1" if such investment has a maximum maturity of more than six (6) months.

            (b) At any time when Borrower is not permitted under the Loan Documents to select Permitted Investments, "PERMITTED INVESTMENTS" shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer (defined herein), the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment (and in no event having maturities of more than 365 days) and meeting one of the appropriate standards set forth below: (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any Person controlled or supervised by and acting as an instrumentality of the United States pursuant to authority granted by the Congress of the United States provided such obligations are backed by the full faith and credit of the United States of America and are one of the following: obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the General Services Administration (participation certificates), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates) or the U.S. Department of Housing and Urban Development (local authority bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; (ii) Federal Housing Administration debentures; and (iii) obligations of the following United States government sponsored agencies:
Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations) and the Federal National Mortgage Association (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity; provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Notwithstanding anything to the contrary contained herein, the Permitted Investments (i) through (ix) above must have a Moody's rating of (a) "A2 or P-1" if such investment has a maximum maturity of one (1) month, (b) "A1 and P-1" if such investment has a maximum maturity of three (3) months, (c) "Aa3 and P-1" if such investment has a maximum maturity of six (6) months and (d) "AAA and P-1" if such investment has a maximum maturity of more than six (6) months.

            PERSON: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

            PLAN: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

            PRESCRIBED LAWS: collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. Section 1701 et. seq. and (iv) all other legal requirements relating to money laundering or terrorism.

            PROPERTY: the parcel of real property and Improvements thereon owned by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the Mortgaged Property. The Property is located in Glendale, California.

            RATING AGENCY: each of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), Moody's Investors Service, Inc. ("MOODY'S"), and Fitch, Inc. ("FITCH")or any other nationally recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Securitization.

            RATING COMFORT LETTER: a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Securitization. or, if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization.

            REA: that certain Parking Structure Expansion and Easement Agreement between Maguire Properties - 611 N. Brand LLC and Maguire Properties - Glendale II, LLC, dated April 17, 2001, as the same may be amended, restated, supplemented or otherwise modified from time to time,

            REIT: Maguire Properties, Inc., a Maryland corporation.

            RELEASE PARCEL: shall mean the fee interest in the portion of the Property identified as "Lot 3" on Schedule 6 attached to this Agreement ("LOT 3"). The parties agree that for purposes of defining Lot 3 and Lot 2 under this Agreement, Borrower shall have the right to make minor adjustments to the lot lines of Lot 3 and Lot 2 so long as such minor changes do not materially affect the use, operation or development of the remainder of the Property.

            REMIC TRUST: a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note.

            RENTS: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

            RESTRICTED PARTY: Borrower, the Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner, of Borrower, the Guarantor, or any Affiliated Manager (other than the REIT) any Permitted Institutional Transferee or any Person owning a direct or indirect interest in the REIT, the OP or any Permitted Institutional Transferee).

            SALE OR PLEDGE: a voluntary or involuntary sale, conveyance, transfer or pledge of a legal or beneficial interest.

            SERVICER: a servicer selected by Lender to service the Loan.

            STATE: the state in which the Property is located.

            STATED MATURITY DATE: November 1, 2013, as such date may be changed in accordance with Section 2.2.4.

            TAXES: all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.

            TERM: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

            TITLE INSURANCE POLICY: the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

            TREASURY RATE: the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the remaining term to the Permitted Prepayment Date, as quoted in Federal Reserve Statistical Release
H. 15(519) under the heading "U.S. Government Securities - Treasury Constant Maturities" for the date which is five banking days prior to the scheduled prepayment date, converted to a monthly equivalent yield.

            UCC: the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management Accounts are located, as the case may be.

            U.S. OBLIGATIONS: direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

            WELFARE PLAN: an employee welfare benefit plan, as defined in
Section 3(1) of ERISA.

            YIELD MAINTENANCE PREMIUM: an amount equal to the greater of (i) one percent of the outstanding Principal balance of the Loan at the time of prepayment or (ii) the excess, if any, of (A) the amount of the monthly interest which would otherwise be payable on the principal balance being prepaid from the date of the first day of the calendar month immediately following the date of prepayment to and including the Permitted Prepayment Date; over (B) the amount of the monthly interest the Lender would earn if the principal balance being prepaid were reinvested for the period from the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of the Loan, in which case from the date of prepayment) to and including the Permitted Prepayment Date at the Treasury Rate (as hereinafter defined), such difference to be discounted to present value at the Treasury Rate.

            Section 1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

"Approved Annual Budget" - 6.3.4
"Annual Budget" - 6.3.4
"Applicable Taxes" - 2.2.3
"Asbestos" - 5.8.2

"Assignment of Leases and Rents" - 4.16
"Association" - 10.24(b)(B)
"Award" - 7.3.2
"Bank of America" - 1.1 (Definition of Lease in Place)
"Bankruptcy Proceeding" - 4.8
"Best" - 7.1.2
"Blanket Insurance Premium Financing Arrangements" - 7.1.4
"Borrower Parties" - 10.1
"Cash Management Accounts" - 3.7
"Casualty" - 7.2.1
"Casualty/Condemnation Prepayment" - 2.3.2
"Casualty/Condemnation Subaccount" - 3.5
"Casualty Consultant" - 7.4.1(e)
"Casualty Restoration" - 7.2.1
"Casualty Retainage" - 7.4.1(b)
"Clearing Account" - 3.1
"Clearing Account Agreement" - 1.1 (Definition of Loan Documents)
"Clearing Bank" 3.1
"Condemnation" - 7.3.1
"Condemnation Proceeds" - 7.4.1
"Condemnation Restoration" - 7.3.1
"Delinquency Date" - 5.2
"Deposit Account" - 3.1
"Deposit Account Agreement" - 1.1 (Definition of Loan Documents)
"Disclosure Document" - 9.1.2
"Disney" - 1.1 (Definition of Leases in Place)
"Eligible Account" - Deposit Account Agreement
"Endorsement" - 5.26.b(c)(iv)
"Environmental Laws" - 4.21
"Equipment" - Mortgage
"Event of Default" - 8.1
"Exchange Act" - 9.1.2
"Factory Mutual" - 7.1.5
"Financing Installment" - 7.1.4
"Fitch" - 1.1 (Definition of Rating Agency)
"Full Replacement Cost" - 7.1.1(j)
"Full Coverage" - 7.1.1(a)
"Hazardous Substances" - 4.21
"Improvements" - Mortgage
"Indemnified Liabilities" - 5.30
"Indemnified Party" - 5.30
"Indemnified Group" - 9.1.3
"Independent Director" - Schedule 5
"Insurance Premiums" - 7.1.3
"Insurance Proceeds" - 7.4.1
"Insured Casualty" - 7.2.2

"Investor" - 9.1.1
"Late Payment Charge" - 2.5.3
"Lender's Consultant" - 5.8.1
"Liabilities" - 9.1.3
"Licenses" - 4.11
"Loan" - 2.1
"Lot 2" - 10.24(b)
"Lot 3" - 1.1 (Definition of Release Parcel)
"Monthly Debt Service Payment Amount" - 2.2.1
"Moody's" - 1.1 (Definition of Rating Agency)
"Mortgage" - 1.1 (Definition of Loan Documents)
"Net Proceeds" - 7.4(b)
"New Payment Date" - 2.2.4
"Non-Renewed Space" - 3.4.1
"Note" - 1.1 (Definition of Loan Documents)
"Notice" - 6.1
"Parent" - 9.1.1(a)
"Permitted Indebtedness" - 5.22
"Permitted Prepayment Date" - 2.3.3
"Phase I Report" - 4.21
"Policies" or "Policy" - 7.1.2
"Preliminary Release Documents" - 10.24(c)
"Principal" - 2.1
"Proceeds" - 7.2.2
"Provided Information" - 9.1.1
"Public Releases: - 10.16
"REA Amendment" - - 10.24(a).
"Registration Statement" - 9.1.3
"Related Party" or "Related Parties - 4.33(d)
"Release Date" - 10.24(a)(i).
"Remedial Work" - 5.8.3
"Rent Roll" - 4.16
"Rentable Space Percentage" - 7.4.1(c)(iii)
"Replacement Tenant(s)" - 3.4.4
"Required Leases" - 7.4.1(c)(iii)
"Required Repairs" - 3.2.1
"Required Repairs Subaccount" - 3.2.2
"Restoration" - 7.3.1
"Rollover Reserve Subaccount" - 3.4.1
"S&P" - 1.1 (Definition of Rating Agency)
"Securities" - 9.1.1
"Securities Act" - 9.1.2
"Securitization" - 9.1.1
"Securitization Information - 9.1.3(b)
"Security Deposit Account" - 3.6
"Security Deposit Subaccount" - 3.6

"Significant Casualty" - 7.2.2
"Special Purpose Bankruptcy Remote Entity" - 5.13
"Subaccounts" - 3.1
"Subordination of Management Agreement" - 5.12.1
"Successor Borrower" - 2.3.3
"Survey" - 4.31
"Tax and Insurance Impound Fund" - 3.3
"Tax and Insurance Subaccount" - 3.3
"Tenant Estoppels" - 4.16
"Terrorism Acts" - 7.1.1(j)
"Threshold Amount" - 5.4.2
"Time Warner" - 1.1 (Definition of Leases in Place)
"Toxic Mold" - 4.21
"Transfer" - 5.26.3
"Transfer and Assumption" - 5.26.6(a)
"Transferee Borrower" - 5.26.6(a)

            Section 1.3 Principles of Construction. Unless otherwise specified,
(i) all references to sections and schedules are to those in this Agreement,
(ii) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word "including" means "including but not limited to," and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP. To the extent that the definitions of Net Operating Income, Gross Income from Operations, Operating Expenses and Leases in Place deviate from GAAP, the definitions of such terms contained herein shall govern.

                                   ARTICLE 2

                               GENERAL LOAN TERMS

            Section 2.1 The Loan. Lender is making a loan (the "LOAN") to Borrower on the date hereof, in the original principal amount (the "PRINCIPAL") of $80,000,000.00 which shall mature on the Stated Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) fund certain of the Subaccounts, and (ii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.

            Section 2.2 Interest; Monthly Payments.

            2.2.1 Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrower shall pay interest on the unpaid Principal from the date hereof through and including October 31, 2003. On December 1, 2003 and each Payment Date thereafter through and including October 1, 2013, the interest on the Principal at the Interest Rate shall be payable in monthly installments (each such installment, the "MONTHLY DEBT SERVICE PAYMENT AMOUNT"). The Monthly Debt Service Payment Amount due on any Payment Date shall be applied to the payment of interest accrued during the preceding Interest Period. All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrower shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.

            2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable, to the extent permitted by applicable law, within ten (10) days after the date Lender makes written demand therefor.

            2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender's income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as "APPLICABLE TAXES"). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor.

            2.2.4 New Payment Date. Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the first day of each month (a "NEW PAYMENT DATE"), on 30 days' written notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall extend the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.

            Section 2.3 Loan Repayment.

            2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Borrower shall have no right to prepay all or any portion of the Principal except in accordance with Section 2.3.2 and
Section 2.3.3 below. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; second, to Principal; and third, to and any other amounts then due and owing under the

Loan Documents. If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender's discretion.

            2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each, a "CASUALTY/CONDEMNATION PREPAYMENT"), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Lender's costs and expenses (including reasonable attorneys' fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and if such Casualty/Condemnation Payment is made on any date other than a Payment Date, then such Casualty/Condemnation Payment shall include interest that would have accrued on the Principal prepaid to but not including the next Payment Date. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Yield Maintenance Premium. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

            2.3.3 Optional Prepayments. Provided no Event of Default shall be continuing, Borrower shall have the right on any Payment Date after the Lockout Release Date and prior to the Permitted Prepayment Date to voluntarily prepay the Principal in whole but not in part, provided that Borrower gives Lender at least 15 days' prior written notice and that Borrower pays to Lender the Yield Maintenance Premium. From and after the third Payment Date prior to the Stated Maturity Date (the "PERMITTED PREPAYMENT DATE"), Borrower shall have the right to prepay the Principal in whole but not in part, provided that Borrower gives Lender at least 15 days' prior written notice thereof. If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal to, but not including, the next Payment Date. Any prepayment made on or after the Permitted Prepayment Date shall be made without payment of the Yield Maintenance Premium.

            2.3.4 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section
2.3.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.

            Section 2.4 Release of Property.

            2.4.1 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower's designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Lien of the Loan Documents if not theretofore released.

            Section 2.5 Payments and Computations.

            2.5.1 Making of Payments. Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 4:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys' fees and court costs.

            2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

            2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender (within ten (10) days after the date Lender makes written demand therefor) an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law (the "LATE PAYMENT CHARGE"), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

                                   ARTICLE 3

                          CASH MANAGEMENT AND RESERVES

            Section 3.1 Cash Management Arrangements. Borrower shall cause all Rents to be transmitted directly by non-residential tenants of the Property into a trust account (the "CLEARING ACCOUNT") maintained by Borrower at a local bank selected by Borrower, which shall at all times be an Eligible Institution (the "CLEARING BANK") as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, all Rents received by Borrower or Manager shall be deposited into the Clearing Account within one Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an Eligible Account at the Deposit Bank controlled by Lender (the "DEPOSIT ACCOUNT") and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account shall be invested at Lender's discretion only in Permitted Investments. Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as "SUBACCOUNTS"). The Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

            Section 3.2 Required Repairs.

            3.2.1 Completion of Required Repairs. Borrower shall perform and complete each item of the repairs and environmental remedial work at the Property described on Schedule 1 (the "REQUIRED REPAIRS") within six (6) months of the date hereof or such shorter period of time for such item set forth on
Schedule 1.

            3.2.2 Required Repairs Reserves. Borrower shall deposit with Lender on the date hereof the sum of Eleven Thousand Five Hundred and 00/100 Dollars ($11,500.00) which shall be held by Lender for Required Repairs and Lender shall cause such amount to be transferred to a Subaccount (the "REQUIRED REPAIRS SUBACCOUNT"). Lender shall make disbursements from the Required Repairs Subaccount as requested by Borrower, and approved by Lender in its sole discretion, no more frequently than once in any thirty (30) day period of no less than $1,000.00 upon delivery by Borrower of Lender's standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $50,000.00 for a single item, conditional lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may issue joint checks payable to Borrower and the contractor or other person to whom payment is due with respect to any requested payment. Lender may require an inspection of the Property at Borrower's expense prior to making a monthly disbursement in order to verify completion of repairs of items in excess of $50,000.00 for which reimbursement or payment is sought. Upon completion of Required Repairs, provided no Event of Default is then continuing, Lender shall disburse to Borrower any and all funds remaining on deposit in the Required Repairs Subaccount.

            Section 3.3 Taxes and Insurance. Borrower shall pay to Lender (i)
(A) on the date hereof, an amount equal to $204,648.00 and (B) on each Payment Date, one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their Delinquency Date, and (ii) (A) on the date hereof, an amount equal to $68,156.68 and (B) (1) for so long as the applicable Blanket Insurance Premium Financing Arrangement remains in full force and effect, on each Payment Date (as defined in the Note), the Financing Installment for the next occurring payment under the applicable Blanket Insurance Premium Financing Arrangement and/or (2) with respect to any Insurance Premiums not covered by a Blanket Insurance Premium Financing Arrangement, on each Payment Date, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the "TAX AND INSURANCE IMPOUND FUND"). Such amounts will be transferred by Lender to a Subaccount (the "TAX AND INSURANCE SUBACCOUNT"). Lender will apply the Tax and Insurance Impound Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and
7.1 hereof and/or to payments due to the applicable finance company under the applicable Blanket Insurance Premium Financing Arrangement, as applicable. In making any payment relating to the Tax and Insurance Impound Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Impound Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.2 and 7.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Impound Fund. In allocating such excess, Lender may deal with the person shown on the records of Lender to be the owner of the Property. If at any time Lender determines that the Tax and Insurance Impound Fund is not or will not be sufficient to pay the items set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or expiration of the Policies, as the case may be. All earnings of interest on the Tax and Insurance Impound Fund shall become part of the Tax and Insurance Impound Fund and shall be disbursed in accordance with this Section 3.3. If Lender so elects at any time, Borrower shall provide, at Borrower's expense, a tax service contract for the Term issued by a tax reporting agency acceptable to Lender. If Lender does not so elect, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the Term.

            Section 3.4 Rollover Reserves.

            3.4.1 Subject to the provisions of Section 3.4.2 and 3.4.3, in the event that Disney or Bank of America shall fail to exercise their respective renewal options under their respective Leases with Borrower prior to the specific notification period required in their respective Leases, Borrower shall pay to Lender on each Payment Date all Available Cash, until the amount deposited in the Rollover Reserve Subaccount shall equal $30.00 per square foot of the space leased to Disney and/or Bank of America that is not renewed (the "NON-RENEWED SPACE") (any period during which Borrower is required to make such deposits to the Rollover Reserve Subaccount being referred to herein as the "ROLLOVER RESERVE PERIOD"), which shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred with respect to the Non-Renewed Space. Lender shall transfer the amounts so deposited into a Subaccount (the "ROLLOVER RESERVE SUBACCOUNT"). Lender shall make disbursements from the Rollover Reserve Subaccount for expenses reasonably incurred by Borrower for new Leases for the Non-Renewed Space, entered into by Borrower in accordance with the provisions of Section 5.10, no more frequently than once in any thirty (30) day period in increments of no less than $1,000.00 upon delivery by Borrower of Lender's standard form of draw request accompanied by copies of invoices for the amounts requested for tenant improvements and leasing commissions, the newly executed Lease and any extension, renewal, or modification (if not previously received by Lender) and, if required by Lender, for requests in excess of $50,000 (multiple payments made with respect to one tenant or contractor or other Person shall be aggregated for such $50,000 limit), conditional lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may issue joint checks payable to Borrower and the contractor or other person to whom payment is due with respect to any requested payment. Lender may require an inspection of the Property at Borrower's expense prior to making a monthly disbursement in order to verify completion of improvements, replacements or repairs for which reimbursement or payment is sought which costs in the aggregate exceed $50,000. Notwithstanding anything to the contrary contained herein, the balance in the Rollover Reserve Subaccount, if any, shall be released to Borrower to the extent that Disney or Bank of America renew their respective Leases prior to the expiration of their respective terms.

            3.4.2 In lieu of making the payments to the Rollover Reserve Subaccount, Borrower may deliver to Lender one or more Letters of Credit in accordance with the provisions of this Section 3.4.2. Additionally, Borrower may deliver to Lender one or more Letters of Credit in accordance with the provisions of this Section 3.2.4 in lieu of deposits previously made to the Rollover Reserve Subaccount and upon such delivery, provided that no Event of Default is then continuing, obtain the release of such amounts previously deposited. The aggregate amount of proceeds available to be drawn under the Letters of Credit and cash on deposit in the Rollover Reserve Subaccount shall at all times be at least equal to the aggregate amount which Borrower is then required to have on deposit in the Rollover Reserve Subaccount pursuant to this Agreement. Borrower shall give Lender no less than thirty (30) days prior notice of Borrower's election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender's reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw upon any such Letter of Credit. Upon thirty (30) days prior notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Rollover Reserve Subaccount. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the Rollover Reserve Subaccount, and not been disbursed in accordance with this Agreement, if such Letter of Credit had not been delivered. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, unless Borrower has deposited cash in the applicable reserve fund sufficient to replace the Letter of Credit as provided above, Lender shall have the additional right to draw upon any Letter of Credit in full: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least ten (10) Business Days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution (as hereinafter defined) and Borrower has not provided a substitute Letter of Credit or deposited cash to replace the Letter of Credit within five (5) days after Lender has received such notice. In the event that Lender draws upon any Letter of Credit as a result of any of the events described in clauses (a)-(d) above, provided there is no Event of Default then continuing, (x) Lender shall deposit all proceeds of such Letter of Credit in the Rollover Reserve Subaccount and (y) if the proceeds of such Letter of Credit exceed the amount that would have otherwise been on deposit in the Rollover Reserve Subaccount in the event that Borrower had not posted such Letter of Credit, any excess amounts shall remain on deposit in such reserve fund and shall be credited against Borrower's future deposit obligations into the Rollover Reserve Subaccount. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

            3.4.3 Guaranty. In lieu of the deposit into the Rollover Reserve Subaccount required pursuant to section 3.4.1, Borrower shall have the right to deliver to Lender a Guaranty from the OP in form and substance satisfactory to Lender in its sole discretion guaranteeing the Payment of all expenses for tenant improvements and leasing commissions incurred by Borrower for new Leases for the Non-Renewed Space and the performance by Borrower of all tenant improvements in connection with the leasing of the Non-Renewed Space.

            3.4.4 Release. Lender shall release any remaining amounts in the Rollover Subaccount (or the Letter of Credit or the Guaranty, as applicable) at such time as Lender shall have received evidence satisfactory to Lender that the following conditions have been satisfied: (i) no Event of Default shall exist and remain uncured and no event shall have occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default,
(ii) the Non-Renewed Space is fully leased to a tenant or tenants approved by Lender pursuant to a Lease or Leases approved or deemed approved by Lender ("REPLACEMENT TENANT(S)"), pursuant to the terms and provisions of this Agreement, (iii) such Replacement Tenant(s) have taken occupancy of the Non-Renewed Space, (iv) such Replacement Tenant(s) are paying rent, and (v) all expenses for tenant improvements and leasing commissions incurred by Borrower with respect to the leasing of the Non-Renewed Space have been paid in full.

            Section 3.5 Casualty/Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Subaccount (the "CASUALTY/CONDEMNATION SUBACCOUNT") in accordance with the provisions of Section 7. All amounts in the Casualty/Condemnation Subaccount shall be disbursed in accordance with the provisions of Section 7.

            Section 3.6 Security Deposits. Borrower shall keep all security deposits under Leases at a separately designated account under Borrower's control at the Clearing Bank (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of Borrower (such account, the "SECURITY DEPOSIT ACCOUNT"). After the occurrence of an Event of Default, Borrower shall, upon Lender's request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the "SECURITY DEPOSIT SUBACCOUNT") subject to the terms of the Leases. Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender's option, be fully assignable to Lender).

            Section 3.7 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower's right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Deposit Account, all Subaccounts created pursuant to this Agreement (collectively, the "CASH MANAGEMENT ACCOUNTS"). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender's discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Provided no Event of Default has occurred and is continuing, at the direction of Borrower, Lender shall deposit the amounts held in the Cash Management Account in Permitted Investments selected by Borrower. All investment earnings which accrues on the funds in any Cash Management Account shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Lender shall not be responsible for any losses resulting from the investment of the Funds or for obtaining any specific level or percentage of earnings on such investment. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

            Section 3.8 Property Cash Flow Allocation. (a) all Rents deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority:
(i) First, to make payments into the Tax and Insurance Subaccount as required under Section 3.3; (ii) Second, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Deposit Account Agreement; (iii) Third, to Lender to pay the Monthly Debt Service Payment Amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.8(a), then due to Lender under the Loan Documents); (iv) Fourth, to Borrower the monthly amount set forth in the Approved Budget for the following month as being necessary for payment of Approved Operating Expenses and Approved Capital Expenses at the Property for such month; (v) Fifth, after the consummation of a Securitization, to pay the pro rata portion of the expenses described in Section 9.1.7; (vi) Sixth, during the continuation of a Rollover Reserve Period, to make payments in an amount equal to all remaining Available Cash on such Payment Date into the Rollover Reserve Subaccount in accordance with Section 3.4; and (ix) Lastly, payments to Borrower of any remaining amounts.

            (b) The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 3.8(a) in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

            (c)   Notwithstanding anything to the contrary contained in this
Section 3.8, after the occurrence of a Default or an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment in such order and in such manner as Lender shall elect.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

            Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 2 with reference to a specific Section of this Article 4:

            Section 4.1 Organization; Special Purpose. Each of Borrower and Borrower Representative has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and Borrower Representative is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Bankruptcy Remote Entity.

            Section 4.2 Authorization; Valid Execution and Delivery; Enforceability. Borrower has taken all necessary actions for the authorization of the borrowing on account of the Loan and for the execution and delivery of the Loan Documents, including, without limitation, that those members of Borrower whose approval is required by the terms of Borrower's organizational documents have duly approved the transactions contemplated by the Loan Documents and have authorized execution and delivery thereof by the respective signatories. To the best of Borrower's knowledge, no other consent by any local, state or federal agency is required in connection with the execution and delivery of the Loan Documents. All of the Loan Documents requiring execution by Borrower have been duly and validly executed and delivered by Borrower. All of the Loan Documents constitute valid, legal and binding obligations of Borrower and are fully enforceable against Borrower in accordance with their terms by Lender and its successors, transferees and assigns, subject only to bankruptcy laws, and general principles of equity, insolvency, reorganization, arrangement, moratorium, receivership or other similar laws relating to or affecting the rights of creditors. All consents, approvals, authorizations, orders or filings with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

            Section 4.3 No Conflict/Violation of Law. The execution, delivery and performance of the Loan Documents by Borrower will not cause or constitute a default under or conflict with the organizational documents of Borrower, any Guarantor or any general partner or managing member of Borrower or any Guarantor. The execution, delivery and performance of the obligations imposed on Borrower under the Loan Documents will not cause Borrower to be in default, including after due notice or lapse of time or both, under the provisions of any agreement, judgment or order to which Borrower is a party or by which Borrower is bound.

            Section 4.4 No Litigation. Except as otherwise disclosed on Schedule 2, there are no pending actions, suits or proceedings, arbitrations or governmental investigations against the Property, an adverse outcome of which would materially affect Borrower's performance under the Note, this Agreement or the other Loan Documents.

            Section 4.5 No Defenses. The Note, this Agreement, the Mortgage and the other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense, nor would the operation of any of the terms of the Note, this Agreement, the Mortgage or any of the other Loan Documents, or the exercise of any right thereunder, render this Agreement or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

            Section 4.6 Title. Borrower has good and marketable fee simple title to the Property, and good title to the Equipment, subject to no liens, charges or encumbrances other than the Permitted Encumbrances and liens, charges or encumbrances otherwise expressly permitted by the Loan Documents. The possession of the Property has been peaceful and undisturbed and title thereto has not been disputed or questioned to the best of Borrower's knowledge. The Permitted Encumbrances do not and will not materially and adversely affect (1) the ability of Borrower to pay in full the principal and interest on the Note in a timely manner or (2) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. Upon the execution by Borrower and the recording of the Mortgage, and upon the filing of UCC-1 financing statements or amendments thereto, the Lender will have a valid first lien on the Property and a valid security interest in the Equipment subject to no liens, charges or encumbrances other than the Permitted Encumbrances and liens, charges or encumbrances otherwise expressly permitted by the Loan Documents.

            Section 4.7 No Insolvency or Judgment; No Bankruptcy Filing. Neither Borrower, nor any general partner or member of Borrower, nor any Guarantor of the Loan is currently (a) the subject of or a party to any completed or pending bankruptcy, reorganization or insolvency proceeding; or (b) the subject of any judgment unsatisfied of record or docketed in any court of the state in which the Property is located or in any other court located in the United States. The Loan will not render Borrower nor any general partner or member of Borrower insolvent. As used herein, the term "INSOLVENT" means that the sum total of all of an entity's liabilities (whether secured or unsecured, contingent or fixed, or liquidated or unliquidated) is in excess of the value of all such entity's non-exempt assets, i.e., all of the assets of the entity that are available to satisfy claims of creditors. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a "BANKRUPTCY PROCEEDING"), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither Borrower nor Borrower Representative nor any principal nor Affiliate of either has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

            Section 4.8 Misstatements of Fact. No statement of fact made in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact known to Borrower or its Affiliates necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed which materially adversely affects, nor as far as Borrower can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of Borrower.

            Section 4.9 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

            Section 4.10 ERISA. (i) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement and the other Loan Document) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

            (ii) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

            (x) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2);

            (y) Less than 25 percent of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

            (z) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

            (iii) As of the date hereof and throughout the term of this Agreement, Borrower is not and will not be an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA. As of the date hereof and throughout the term of this Agreement, Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

            Section 4.11 Compliance with Applicable Laws and Regulations. All of the Improvements and the use of the Property comply in all material respects with, and shall remain in compliance in all material respects with, all applicable statutes, rules, regulations and private covenants now or hereafter relating to the ownership, construction, use or operation of the Property, including all applicable Prescribed Laws and all applicable statutes, rules and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, environmental protection, zoning and land use. The Improvements comply in all material respects with, and shall remain in compliance in all material respects with, applicable health, fire and building codes. Borrower is not aware of any illegal activities relating to controlled substances on the Property. All certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as an office building (collectively, the "LICENSES"), have been obtained and are in full force and effect. All of the Improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances. To the Borrower's knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

            Section 4.12 Contracts. Except as set forth on Schedule 6, there are no service, maintenance or repair contracts affecting the Property that are not terminable on one month's notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower's business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

            Section 4.13 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

            Section 4.14 Access/Utilities. The Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. Other than as disclosed on the Survey (as hereinafter defined), all public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Property.

            Section 4.15 Condition of Improvements. Except as may be expressly disclosed in the engineering reports obtained and submitted to Lender, the Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. The Property has not been damaged by fire, water, wind or other cause of loss which has not been fully restored in all material respects.

            Section 4.16 Leases. The rent roll attached hereto as Schedule 3 together with the schedules and the exhibits attached to such rent roll (collectively, the "RENT ROLL") is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll. The Property is not subject to any Leases other than the Leases described in the Rent Roll and any existing subleases thereunder. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases (and any existing subleases thereunder). As of the date hereof (i) Borrower is the owner and holder of the landlord's interest under each Lease; (ii) there are no prior assignments of the landlord's interest in any Lease or any portion of Rents which are presently outstanding and have priority over the Assignment of Leases and Rents (the "ASSIGNMENT OF LEASES AND RENTS"), dated the date hereof, given by Borrower to Lender and intended to be duly recorded; (iii) true and correct copies of the Leases have been delivered by Borrower to Lender and the Leases have not been further modified or amended, except as disclosed to Lender in writing on or prior to the date hereof; (iv) each Lease is in full force and effect; (v) except as disclosed on the Rent Roll or in any tenant estoppels delivered to Lender in connection with the Loan (collectively, the "TENANT ESTOPPELS"), neither Borrower nor, to Borrower's knowledge, any tenant under any Lease is in default under any of the material terms, covenants or provisions of the Lease, and, except as disclosed to Lender in writing, Borrower knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under any Lease; (vi) except as expressly set forth in the Leases, the Tenant Estoppels or on the Rent Roll, there are no offsets or defenses to the payment of any portion of the Rents; and (vii) except as disclosed on the Rent Roll or in any Tenant Estoppel, all Rents due and payable under each Lease have been paid in full and, except for estimated payments of operating expenses and taxes made by tenants in accordance with their Leases, no Rents have been paid more than one (1) month in advance of the due dates thereof. For purposes of the preceding sentence, the term "Lease" shall exclude subleases.

            Section 4.17 Fraudulent Transfer. Borrower (1) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (2) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan contemplated by the Loan Documents, the fair saleable value of Borrower's assets exceed and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair market value of Borrower's assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

            Section 4.18 Ownership of Borrower. The sole member of Borrower is the Borrower Representative. Maguire Properties - Glendale, LLC, a California limited liability company, is the owner of all of the issued and outstanding membership interests of the Borrower Representative, all of which membership interests have been validly issued and fully paid and are nonassessable. There are no other members of Borrower. The membership interests in Borrower and the Borrower Representative are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower.

            Section 4.19 No Purchase Options. No tenant, person, party, firm, corporation or other entity has an option to purchase the Property, any portion thereof or any interest therein other than options, rights of first refusal and similar rights to lease space in the Improvements granted to a tenant pursuant to its respective Lease or in another writing otherwise delivered to Lender and other than rights of first refusal contained in operating agreements of members of Borrower in favor of members of the members of Borrower in the event of a sale of the Property by Borrower.

            Section 4.20 Management Agreement. The Management Agreement is in full force and effect and there is no default or violation by any party thereunder. The fee due under the Management Agreement, and the terms and provisions of the Management Agreement, are subordinate to the Mortgage and Manager agrees to attorn to Lender pursuant to and in accordance with that certain Assignment and Subordination of Management Agreement dated of even date herewith by and among Borrower, Manager and Lender.

            Section 4.21 Hazardous Substances.To Borrower's knowledge, except as disclosed in the report, dated August 18, 2003 prepared by Certified Environments, Inc. (the "PHASE I REPORT") and delivered to Lender in connection with the Loan: (a) the Property is not in violation of any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substance Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold) and all rules and regulations adopted in respect to the foregoing laws whether presently in force or coming into being and/or effectiveness hereafter (collectively, "ENVIRONMENTAL LAWS"); (b) the Property is not subject to any private or governmental lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous and/or toxic, dangerous and/or regulated, substances, wastes, materials, raw materials which include hazardous constituents, pollutants or contaminants including without limitation, petroleum, tremolite, anthlophylie, actinolite or polychlorinated biphenyls, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property ("TOXIC MOLD") and any other substances or materials which are included under or regulated by Environmental Laws or which are considered by scientific opinion to be otherwise dangerous in terms of the health, safety and welfare of humans (collectively, "HAZARDOUS SUBSTANCES"); (c) no Hazardous Substances are or have been (including the period prior to Borrower's acquisition of the Property) discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (d) no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property and which would reasonably be likely to result in a requirement under applicable Environmental Laws to remediate the Property; and (e) no underground storage tanks exist on any of the Property. Notwithstanding anything to the contrary in this Section 4.21, Borrower may use and store ordinary amounts of Hazardous Substances at the Property in compliance with all applicable Environmental Laws if such use and storage is in connection with business supplies used by Borrower, a tenant in accordance with the terms of its Lease or in connection with the ordinary cleaning and maintenance of the Property.

            Section 4.22 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in
Section 6.1, and Borrower has no other place of business.

            Section 4.23 No Other Obligations. Borrower has no material financial obligation or contingent liabilities under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Property and other than obligations under the Leases, this Agreement and the other Loan Documents that would materially affect Borrower's performance under the Note, this Agreement or the other Loan Documents.

            Section 4.24 Defense of Usury. Borrower knows of no facts that would support a claim of usury to defeat or avoid its obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.

            Section 4.25 Taxes Paid. Borrower has filed all federal, state, county and municipal tax returns required to have been filed by Borrower, and, except as otherwise disclosed to Lender in writing, has paid all taxes prior to their delinquency, pursuant to such returns or to any notice of assessment received by Borrower, and Borrower has no knowledge of any basis for additional assessment with respect to such taxes other than a possible reassessment of the Property for real estate tax purposes resulting from transactions occurring in connection with the contribution of an indirect interest in the Property to the OP on or prior to the date hereof.

            Section 4.26 Single Tax Lot. The Premises consists of a single lot or multiple tax lots; no portion of said tax lot(s) covers property other than the Premises or a portion of the Premises and no portion of the Premises lies in any other tax lot.

            Section 4.27 Special Assessments. Except as disclosed in the title insurance policy, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.

            Section 4.28 No Condemnation. No part of any property subject to the Mortgage has been taken in condemnation or other like proceeding to an extent which would impair the value of the Property, the Mortgage or the Loan or the usefulness of such property for the purposes for which it is currently being operated, nor is any proceeding pending, threatened or known to be contemplated for the partial or total condemnation or taking of the Property.

            Section 4.29 No Labor or Materialmen Claims. Except for those improvements and other work performed in the ordinary course of business with respect to which any applicable payments are not more than sixty (60) days past due, all parties furnishing labor and materials for which payment is due and payable as of the date hereof have been paid in full and, except for such liens or claims insured against by the policy of title insurance to be issued in connection with the Loan, there are no mechanics', laborers' or materialmens' liens or claims outstanding for work, labor or materials affecting the Property, whether prior to, equal with or subordinate to the lien of the Mortgage.

            Section 4.30 Boundary Lines. Except as disclosed in the survey of the Premises and Improvements delivered to Lender in connection with the funding of the Loan (the "SURVEY"), to Borrower's knowledge, (i) all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property,
(ii) no improvements on adjoining properties encroach upon the Property, and
(iii) no easements or other encumbrances upon the Premises encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by title insurance.

            Section 4.31 Survey. To Borrower's knowledge, the Survey does not fail to reflect any material matter affecting the Premises or the Improvements or the title thereto.

            Section 4.32 Forfeiture. There has not been and shall never be committed by Borrower or, to Borrower's knowledge, any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents.

            Section 4.33 Borrower Entity Representations. Borrower hereby represents, warrants, covenants, with respect to Borrower, from the date of formation of Borrower on November 29, 2000, to the date of this Security Instrument as follows:

            (a) Borrower's business has been limited solely to (i) acquiring, improving, developing, owning, holding, leasing, financing, operating and managing the Property, (ii) entering into financings and refinancings of the Property and (iii) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing.

            (b) Borrower has not engaged in any business other than as set forth in (a) above.

            (c) Borrower has not owned any asset or property other than (i) the Property, and (ii) incidental personal property reasonably necessary for and used or to be used in connection with the ownership or operation of the Property.

            (d) Borrower has not entered into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any owner of Borrower, any guarantors of the obligations of Borrower or any Affiliate of any such constituent party, owner or guarantor (individually, a "RELATED PARTY" and collectively, the "RELATED PARTIES"), except upon terms and conditions that are commercially reasonable.

            (e) Borrower has not made any loans or advances to any Person and has not acquired obligations or securities of any Related Party.

            (f) Borrower has paid its debts and liabilities from its assets as the same have become due.

            (g) Borrower has done or caused to be done all things necessary to observe organizational formalities and preserve its existence.

            (h) Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower's assets have not been listed as the assets of any other Person on the financial statement of any other Person. Borrower has not filed a consolidated federal income tax return with any other Person. Borrower has maintained its books, records, resolutions and agreements as official records.

            (i) Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks.

            (j) Borrower has not commingled its assets with those of any other Person and has held all of its assets in its own name.

            (k) Borrower has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person.

            (l) Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.

            (m) Borrower has not pledged its assets for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except in connection with the Loan.

            (n) Borrower has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds.

            (o) Borrower has not made loans to any other Person or has bought or held evidence of indebtedness issued by any other Person.

            (p) Except as otherwise disclosed on Schedule 2, Borrower has no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, threatened against or affecting Borrower, which actions, suits or proceedings, if determined against Borrower, would materially adversely affect any the financial condition or business of Borrower.

            (q) Borrower has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents.

            (r) Borrower is not now party to any lawsuit, arbitration, summons, or legal proceeding, except as otherwise disclosed in Schedule 2, and any prior litigation related solely to the Property or the ownership in Borrower.

            (s) Borrower has no judgments or liens of any nature against it except for tax liens not yet due and liens disclosed in the title report.

            (t) Borrower is in compliance with all laws, regulations, and orders applicable to it and has received all permits necessary for it to operate.

            (u) Borrower is not involved in any dispute with any taxing authority.

            (v) Borrower has no material contingent or actual obligations not related to the Property.

            (w) Borrower is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.

            (x) Borrower has paid all taxes which Borrower owes pursuant to Legal Requirements.

            Section 4.34 REA. The REA is in full force and effect and neither Borrower nor, to Borrower's knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower's knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The REA has not been modified, amended or supplemented.

            All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf; provided, however, that, with regard to events or conditions that occur or arise on the Property before Lender or any other Person acquires the Property by foreclosure or deed in lieu of foreclosure, the representations, warranties and covenants set forth in Section 4.21 shall survive in perpetuity.

                                   ARTICLE 5

                                   COVENANTS

            Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

            Section 5.1 Existence. Each of Borrower and Borrower Representative shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

            Section 5.2 Taxes and Other Charges. Borrower shall pay all Taxes on or before the last date prior to which any interest, late fees or penalties would begin to accrue thereon (the "DELINQUENCY DATE")and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid no later than the Delinquency Date (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.3). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that
(i) no Default or Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such Other Charges,
(iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 125% of the Taxes and Other Charges being contested, and
(vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

            Section 5.3 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

            Section 5.4 Repairs; Maintenance and Compliance; Alterations.

            5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements, including, without limitation, Prescribed Laws, and immediately cure properly any violation of a Legal Requirement, including, without limitation, Prescribed Laws; provided, however, that after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, such Legal Requirement, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall not be prohibited by the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with such Legal

Requirement and pay all costs, interest and penalties which may be payable in connection therewith; and (v) such proceeding shall suspend the requirement of Borrower to comply with such Legal Requirement. Borrower shall notify Lender in writing within one Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

            5.4.2 Alterations. Borrower shall obtain Lender's prior written consent, which consent shall not be unreasonably withheld or delayed, to any alterations to the Improvements (including, without limitation, any alterations pursuant to the REA), the cost of which is reasonably anticipated to exceed $2,000,000 (the "THRESHOLD AMOUNT") or that will have a material adverse effect on Borrower's financial condition, the use, operation or value of the Property or the Net Operating Income with respect to the Property, other than (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease executed after the date hereof and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements (it being understood that the foregoing provision shall not require Lender's consent to tenants' exterior signage pursuant to any Lease approved by Lender in accordance with the terms and provisions of this Agreement) or (c) alterations performed in connection with the restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If Lender fails to respond to a request for consent under this Section 5.4.2 within ten (10) Business Days of receipt thereof, such consent shall be deemed granted, provided that such request shall have been accompanied by all information requested by Lender or reasonably necessary for Lender to evaluate such request and shall have clearly stated, in 14 point type or greater, that if Lender fails to respond to such request within ten (10) Business Days, Lender's consent shall be deemed to have been granted. If Lender refuses to grant such consent, Lender shall specify in writing the reasons for such refusal. Any approval by Lender of the plans, specifications or working drawings for alterations of the Property shall not create responsibility or liability on behalf of Lender for their completeness, design, sufficiency or their compliance with applicable laws. Lender may condition any such approval upon receipt of a certificate of compliance with applicable laws from an independent architect, engineer, or other Person reasonably acceptable to Lender. If the total unpaid amounts due and payable with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases or paid from escrow accounts established hereunder) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower's obligations under the Loan Documents any of the following: (1) cash, (2) U.S. Treasury securities, (3) other securities having a rating acceptable to Lender and with respect to which the applicable Rating Agencies have delivered a Rating Comfort Letter, or (4) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases or from escrow accounts established hereunder) over the Threshold Amount. Upon completion of the alterations to the satisfaction of Lender in its reasonable discretion Lender shall promptly return to Borrower such additional security.

            Section 5.5 Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.

            Section 5.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

            Section 5.7 Further Assurances. Borrower shall, at Borrower's sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and Borrower Representative and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

            Section 5.8 Environmental Matters.

            5.8.1 Environmental Covenants. So long as Borrower owns or is in possession of the Property, Borrower (i) shall keep or cause the Property to be kept free from Hazardous Substances except those in compliance with all Environmental Laws or any permits issued with respect thereto, (ii) shall promptly notify Lender if Borrower shall become aware of any Hazardous Substances on the Property and/or if Borrower shall become aware that the Property is in violation of any Environmental Laws and/or if Borrower shall become aware of any condition on the Property which shall pose a threat to the health, safety or welfare of humans, and (iii) shall remove or remediate such Hazardous Substances and/or cure such violations and/or remove or remediate such threats, as applicable, as required by law (or as shall be reasonably required by Lender in the case of removal or remediation which is not required by law, but in response to the opinion of a licensed hydrogeologist, licensed environmental engineer or other qualified consultant engaged by Lender ("LENDER'S CONSULTANT") provided that such removal, remediation or cure is reasonably necessary to eliminate imminent danger to the health, safety or welfare of humans and would customarily be performed by prudent owners of properties similar to the Property in similar circumstances), promptly after Borrower becomes aware of same, at Borrower's sole expense. Notwithstanding anything to the contrary in this Section, Borrower, Manager and/or tenants on the Property may use and store ordinary amounts of Hazardous Substances at the Property if such use or storage is in connection with business supplies used by Borrower, a tenant in accordance with the terms of its Lease or by Manager pursuant to the Management Agreement or is in connection with the ordinary cleaning and maintenance of the Property so long as such use and storage (A) does not violate any applicable Environmental Laws and (B) is not the subject of any specific recommendations in the Phase I Report that would prohibit such use or storage. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure. The obligations and liabilities of Borrower under this Section 5.8.1 shall survive any termination, satisfaction, or assignment of the Mortgage and the exercise by Lender of any of its rights or remedies hereunder, including, without limitation, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

            5.8.2 Asbestos. Borrower represents and warrants that, to Borrower's knowledge, no asbestos or any substance or material containing asbestos (collectively, "ASBESTOS") is located on the Property except as may have been disclosed in the Phase I Report delivered to Lender in connection with the Loan. Borrower shall not install in the Property, nor permit to be installed in the Property, Asbestos and shall remove any Asbestos promptly upon discovery to the satisfaction of Lender, at Borrower's sole expense. Borrower shall in all instances comply with, and ensure compliance by all occupants of the Property with, all applicable federal, state and local laws, ordinances, rules and regulations with respect to Asbestos, and shall keep the Property free and clear of any liens imposed pursuant to such laws, ordinances, rules or regulations. In the event that Borrower receives any notice or advice from any governmental agency or any source whatsoever with respect to Asbestos on, affecting or installed on the Property, Borrower shall promptly notify Lender. The obligations and liabilities of Borrower under this Section 5.8.2 shall survive any termination, satisfaction, or assignment of the Mortgage and the exercise by Lender of any of its rights or remedies thereunder, including but not limited to, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

            5.8.3 Environmental Monitoring. Borrower shall give prompt written notices to Lender of: (a) any proceeding or inquiry by any party with respect to the presence of any Hazardous Substance or Asbestos on, under, from or about the Property, (b) all claims made or threatened by any third party against Borrower or the Property relating to any loss or injury resulting from any Hazardous Substance or Asbestos, and (c) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could reasonably be expected to cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal proceedings or actions initiated with respect to the Property in connection with any actual or alleged violation of Environmental Law or the presence of Hazardous Substance at the Property, and Borrower shall pay all reasonable attorneys' fees and disbursements incurred by Lender in connection therewith. Upon Lender's request, at any time and from time to time while the Loan is outstanding but not more frequently than once per calendar year, unless Lender has determined (in the exercise of its good faith judgment) that reasonable cause exists for the performance of an environmental inspection or audit of the Property, Borrower shall provide at Borrower's sole expense, (i) an inspection or audit of the Property prepared by a licensed hydrogeologist or licensed environmental engineer approved by Lender indicating the presence or absence of Hazardous Substances on, in or near the Property, and (ii) an inspection or audit of the Property prepared by a duly qualified engineering or consulting firm approved by Lender, indicating the presence or absence of Asbestos on the Property; provided, however, any such inspection or audit requested by Lender, during the Term, in excess of one (1) inspection during each five (5) year period commencing upon the date hereof, shall be performed at Lender's expense unless an Event of Default exists or Lender has determined (in the exercise of its good faith judgment) that reasonable cause exists for the performance of an environmental inspection or audit. If Borrower fails to provide such inspection or audit within sixty (60) days after such request Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit upon reasonable prior notice to Borrower and in a manner that does not unreasonably interfere with tenants or occupants thereof. The cost of such inspection or audit obtained by Lender upon Borrower's failure to do so shall bear interest from the date such costs are incurred by Lender until paid at the Default Rate and shall be due and payable by Borrower to Lender within ten (10) days after the date Lender makes written demand therefor, and if not so paid, may be added to the Debt. In the event that any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for Asbestos or any Hazardous Substance, Borrower shall cause such operations and maintenance plan to be prepared and implemented at Borrower's expense upon request of Lender. In the event that any investigation, site monitoring, containment cleanup, removal, restoration, or other work of any kind is reasonably necessary under an applicable Environmental Law (the "REMEDIAL WORK"), Borrower shall promptly commence and thereafter diligently prosecute to completion all such Remedial Work, provided that in any event Borrower shall complete such Remedial Work within the time required by applicable Environmental Law. All Remedial Work shall be performed by contractors approved in advance by Lender, and under the supervision of a consulting engineer approved by Lender. All costs and expenses of such Remedial Work shall be paid by Borrower including, without limitation, Lender's reasonable attorneys' fees and disbursements incurred in connection with monitoring or review of such Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall bear interest from the date such costs are incurred by Lender until paid at the Default Rate and shall be due and payable by Borrower to Lender within ten (10) days after the date Lender makes written demand therefor, and if not so paid, may be added to the Debt.

            5.8.4 Underground Storage Tanks. Borrower shall not install or permit to be installed on the Property any underground storage tank.

            Section 5.9 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

            Section 5.10 Leases.

            5.10.1 Generally.

            5.10.2 All Leases shall be subordinate to the Mortgage and the tenant thereunder shall agree to attorn to Lender either pursuant to the Lease or a subordination, nondisturbance and attornment agreement executed by such tenant and Lender. None of the Leases shall contain any option to purchase, any right of first refusal to purchase or any right to terminate the lease term (except for termination rights (i) set forth in Leases executed prior to, or on, the date hereof or (ii) arising from a taking or the destruction of all or substantially all of the Property or all or substantially all of a tenant's demised premises). Leases executed after the date hereof shall not contain any provisions which adversely affect the Property or which might adversely affect the rights of any holder of the Loan without the prior written consent of Lender. Each tenant shall conduct business only in that portion of the Property covered by its Lease. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

            5.10.3 Borrower shall not, without the prior consent of Lender, which consent shall not be unreasonably withheld or conditioned (i) enter into any Material Lease of all or any part of the Property, (ii) cancel, terminate (other than as a result of a tenant default thereunder), abridge or otherwise modify the terms of any Material Lease unless such action is required by the terms thereof, or accept a surrender thereof, (iii) consent to any assignment of or subletting under any Material Lease not in accordance with its terms, (iv) cancel, terminate, abridge or otherwise modify any guaranty of any Material Lease or the terms thereof, (v) accept prepayments of installments of Rents for a period of more than one (1) month in advance (other than estimated payments of reimbursable expenses paid by tenants pursuant to their Leases) or (vi) further assign the whole or any part of the Leases or the Rents. If Lender fails to respond to a request for consent under this Section 5.10.3 within ten (10) Business Days of receipt thereof, such consent shall be deemed granted, provided that such request shall have been accompanied by all information requested by Lender or reasonably necessary for Lender to evaluate such request and shall have clearly stated, in 14 point type or greater, that if Lender fails to respond to such request within ten (10) Business Days, Lender's consent shall be deemed to have been granted. In the event that Lender refuses to grant any such consent, Lender shall specify in writing the reasons for such refusal. In addition, Borrower shall not (A) lease all or any part of the Property, (B) cancel, terminate (other than as a result of a tenant default thereunder), abridge or otherwise modify the terms of any Lease, or accept a surrender thereof, (C) consent to any assignment of or subletting under any Lease not in accordance with its terms or (D) cancel, terminate, abridge or otherwise modify any guaranty of any Lease or the terms thereof, unless such actions are exercised for a commercially reasonable purpose in arms-length transactions for market rate terms.

            5.10.4 Borrower (i) shall observe and perform all the material obligations imposed upon the lessor, grantor or licensor, as applicable, under the Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (iii) shall enforce all the material terms, covenants and conditions contained in the Leases upon the part of the lessee, grantee or licensee, as applicable, thereunder to be observed or performed, short of termination thereof (unless by reason of default thereunder); (iv) shall not collect any of the Rents (other than estimated payments of reimbursable expenses paid by tenants pursuant to their Leases) more than one (1) month in advance; (v) shall not execute any other assignment of the lessor's interest in the Leases or the Rents; (vi) shall, upon request of Lender, request and use commercially reasonable efforts to obtain and deliver to Lender tenant estoppel certificates from each commercial tenant at the Property in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year; and (vii) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Property as Lender shall from time to time reasonably require.

            5.10.5 All security deposits of tenants, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by

Borrower at such commercial or savings bank or banks, or otherwise held in compliance with applicable law, as may be reasonably satisfactory to Lender. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable legal requirements shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as hereinabove described, shall (if issued after the date hereof) be fully assignable to Lender and shall, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower's compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Borrower shall, upon Lender's request, if permitted by any applicable legal requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Property, to be held by Lender subject to the terms of the Leases.

            Section 5.11 Estoppel Statement. After request by Lender, Borrower shall within ten days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

            Section 5.12 Property Management.

            5.12.1 Management Agreement. Borrower shall maintain, or cause to be maintained, the Management Agreement in full force and effect and timely perform all of Borrower's obligations thereunder and enforce performance of all obligations of the Manager thereunder, and except as otherwise permitted by the Loan Documents, not permit the termination or amendment of the Management Agreement unless the prior written consent of Lender is first obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall cause the Manager to enter into an assignment and subordination of the management agreement in form satisfactory to Lender (the "SUBORDINATION OF MANAGEMENT Agreement"). The Subordination of Management Agreement shall assign and subordinate the Manager's interests in the Property and all fees and other rights of the Manager pursuant to the Management Agreement to the rights of Lender. Upon an Event of Default, Borrower shall, at Lender's request made at any time while such Event of Default continues, terminate, or cause the termination of, the Management Agreement. Borrower shall not enter into any agreement relating to the management of the Property with any party without the express written consent of Lender (which consent shall not be unreasonably withheld to the extent that such manager is an affiliate of Borrower); provided, however, with respect to a new manager such consent may also be conditioned upon Borrower delivering (i) a Rating Comfort Letter with respect to such new manager and management agreement, and (ii) evidence satisfactory to Lender (which shall include, at the request of Lender, a legal non-consolidation opinion acceptable to Lender) that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, after the engagement of the new manager are in accordance with the requirements of the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender's consent, execute an assignment and subordination of such management agreement in the form then used by Lender.

            5.12.2 Termination of Manager. Borrower, upon the request of Lender, shall terminate the Manager, without penalty or fee, if at any time during the Loans (a) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default for which Lender has not accepted a cure thereof, (c) the Maturity Date has occurred and the Loans have not been repaid or (d) the Manager's gross negligence, malfeasance or willful misconduct or the occurrence of a default by Manager under the Management Agreement and its continuance beyond any applicable notice or cure period. At such time as the Manager may be removed pursuant to and in accordance with the terms and provisions of the Loan Documents, a replacement manager and management agreement acceptable to Lender and the applicable Rating Agencies in their sole discretion shall assume management of the Property and shall receive a property management fee not to exceed the then current market rates.

            Section 5.13 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not, directly or indirectly, make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity. A "SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY" shall have the meaning set forth on Schedule 5 hereto.

            Section 5.14 Assumption in Non-Consolidation Opinion. Borrower and Borrower Representative shall each conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower's counsel in connection with the Loan, shall be true and correct in all respects.

            Section 5.15 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as an office property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

            Section 5.16 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

            Section 5.17 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party.

            Section 5.18 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

            Section 5.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

            Section 5.20 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Lender 30 days' prior notice.

            Section 5.21 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower's corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower's structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

            Section 5.22 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than the Debt and unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which do not exceed, at any time, a maximum amount of $1,000,000 and are paid within sixty (60) days of the date incurred (collectively, "PERMITTED INDEBTEDNESS").

            Section 5.23 Licenses. Borrower shall not Transfer any License required for the operation of the Property.

            Section 5.24 Compliance with Restrictive Covenants, etc.
Borrower will comply with all of the terms, conditions and provisions of the REA. Borrower will not amend, modify, supplement, waive in any material respect, cancel, terminate or release any Operating Agreement, easements, restrictive covenants or other Permitted Encumbrances, including, without limitation, the REA (except as specifically provided in Section 10.24(a)(v)), or suffer, consent to or permit any of the foregoing, without Lender's prior written consent, which consent may be granted or denied in Lender's sole discretion..

            Section 5.25 ERISA.

            (1) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

            (2) Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become "plan assets," whether by operation of law or under regulations promulgated under ERISA.

            (3) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA;
(B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

            (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2);

            (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

            (iii) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e).

            Section 5.26 Transfers.

            5.26.1 Transfers Prohibited. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer except as expressly permitted pursuant to Section 5.26.5 and Section 5.26.6.

            5.26.2 Lender's Reliance. Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and that Lender will continue to rely on Borrower's ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Property.

            5.26.3 Transfer Defined. "TRANSFER" shall mean a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, lease, grant of options with respect to, or other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or a Sale or Pledge of an interest in any Restricted Party, other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.10. A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation's stock or the creation or issuance of new stock such that more than ten percent (10%) of such corporation's stock shall be vested in a party or parties who are not stockholders as of the date hereof; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation of such Restricted Party or the change, removal, resignation or addition of a general partner thereof or the Sale or Pledge of the partnership interest of any general partner of such Restricted Party or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests of such Restricted Party or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests of such Restricted Party; (v) if a Restricted Party is a limited liability company, any merger or consolidation of such Restricted Party or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) of such Restricted Party or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) of such Restricted Party or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests of such Restricted Party or the creation or issuance of new non-managing membership interests of such Restricted Party such that more than ten percent (10%) of such limited liability company's non-managing membership interest shall be vested in a party or parties who are not members as of the date hereof; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) without Lender's consent other than in accordance with Section 5.12.

            5.26.4 No Impairment Required. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer in violation of this Section 5.26 without Lender's consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Lender's consent to one Transfer shall not be deemed to be a waiver of Lender's right to require such consent to any future Transfer. Any Transfer made in contravention of this Section 5.26 shall be null and void and of no force and effect. Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such Transfer.

            5.26.5 Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 5.26, the following Transfers shall not require the prior written consent of Lender:

            (a) Transfers of direct or indirect interests in any Restricted Party provided that the following conditions are satisfied:

            (i) after taking into account any prior Transfers pursuant to this subsection, whether to the proposed transferee or otherwise, no such Transfer (or series of Transfers) shall result in (1) the proposed transferee, together with all members of his/her immediate family or any Affiliates thereof, owning in the aggregate (directly, indirectly or beneficially) more than forty-nine percent (49%) of the interests in Borrower (or any entity directly or indirectly holding an interest in Borrower that is a Restricted Party), or (2) a Transfer in the aggregate of more than forty-nine percent (49%) of the interests in Borrower as of the date hereof, except in either case for Transfers to a direct or indirect interest holder of Borrower as of the date hereof, or any Affiliate thereof, provided that if reasonably requested by Lender or if requested by any Rating Agency, Borrower shall deliver a non-consolidation opinion acceptable to Lender and the Rating Agencies with respect to such transferee which may be relied upon by Lender, the Rating Agencies and their respective counsel and successors and assigns;

            (ii) after giving effect to such Transfer, the REIT shall continue to own not less than a fifty-one percent (51%) direct general and/or limited partnership interest in the OP and the REIT shall continue to Control Borrower and, subject to the rights of Manager under the Management Agreement (or any replacement manager under a replacement management agreement with respect to the Property, each as approved by Lender in accordance with Section 5.12 of this Agreement), the day-to-day operations of the Property;

            (iii) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such transfer not less than ten
      (10) days prior to the date of such Transfer;

            (iv) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

            (v) the single purpose nature and bankruptcy remoteness of Borrower and its shareholders, partners or members after such transfer, shall satisfy Lender's then current applicable underwriting criteria and requirements; and

            (vi) Lender shall have received payment of, or reimbursement for, all costs and expenses incurred by Lender in connection with such Transfer (including, but not limited to, reasonable attorneys' fees and costs and expenses of the Rating Agencies).

            Notwithstanding the foregoing, in the event that such Transfer is by a limited partner of the OP of such limited partner's limited partnership interest in the OP, then Borrower shall not be required to satisfy subsections
(a)(iii) or (a)(vi) above so long as Borrower has satisfied subsections (a)(i),
(a)(ii), (a)(iv) and (a)(v) above.

            (b) Transfers of direct or indirect interests in any Restricted Party to a Permitted Institutional Transferee provided that the following conditions are satisfied:

            (i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

            (ii) After such Transfer, fifty-one percent (51%) or greater of the direct or indirect interests of Borrower shall be owned by a Permitted Institutional Transferee;

            (iii) Borrower shall deliver to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies which may be relied upon by Lender, the Rating Agencies and their respective counsel and successor and assigns;

            (iv) Lender shall have received a Rating Comfort Letter with respect to such Transfer;

            (v) Borrower shall give Lender notice of such transfer together with copies of all instruments effecting such transfer not less than ten
      (10) days prior to the date of such Transfer;

            (vi) the single purpose nature and bankruptcy remoteness of Borrower and its shareholders, partners or members after such Transfer, shall satisfy Lender's then current applicable underwriting criteria and requirements; and

            (vii) Lender shall have received payment of, or reimbursement for, all costs and expenses incurred by Lender in connection with such Transfer (including, but not limited to, reasonable attorneys' fees and costs and expenses of the Rating Agencies).

            (c) (A) the Transfer or issuance of any securities, options, warrants or other interests in the REIT or any entity owning an interest in the REIT, (B) the merger or consolidation of the REIT or (C) the merger or consolidation of the OP, provided that in the case of each of (B) and (C) above, the surviving entity shall be the REIT and/or the OP, as applicable, and after giving effect to such merger or consolidation, the REIT shall continue to own not less than a fifty-one percent (51%) direct general and/or limited partnership interest in the OP and the REIT shall continue to Control Borrower and, subject to the rights of Manager under the Management Agreement (or any replacement manager under a replacement management agreement with respect to the Property, each as approved by Lender in accordance with Section 5.12.1 of this Agreement), the day to day operations of the Property.

            (d) pledges by the REIT, the OP or any entity holding any direct or indirect interests in the REIT or the OP of their indirect ownership interests in Borrower to any Permitted Institutional Transferee providing a corporate line of credit or other financing to the REIT, the OP or any entity holding any direct or indirect interests in the REIT or the OP, provided that the indirect interests in Borrower that are pledged as collateral comprise no more than thirty-three percent (33%) of the total value of the collateral for such line of credit or other financing, and provided that the following conditions are met:

            (i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured; and

            (ii) Lender shall have received payment of, or reimbursement for, all costs and expenses incurred by Lender in connection with such pledges (including, but not limited to, reasonable attorneys' fees and costs and expenses of the Rating Agencies).

            (e) transfers by the REIT, the OP and/or their respective Affiliates of up to seventy-five percent (75%) of the direct or indirect ownership interests in Borrower and/or other indirect ownership interests in the Property to a Permitted Institutional Transferee provided that the following conditions are met:

            (i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

            (ii) Lender shall have received a Rating Comfort Letter with respect to such Transfer;

            (iii) Borrower shall deliver to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies which may be relied upon by Lender, the Rating Agencies and their respective counsel and successor and assigns;

            (iv) the REIT and/or its Affiliates shall continue to act as property manager and leasing agent and manage the day to day operations of the Property; and

            (v) Lender shall have received payment of, or reimbursement for, all costs and expenses incurred by Lender in connection with such transfer (including, but not limited to, reasonable attorneys' fees and costs and expenses of the Rating Agencies).

            (f) the restructuring of the ownership interests in the Property held by the REIT, the OP or any entity holding any direct or indirect interests in the REIT or the OP, provided that the following conditions are met:

            (i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

            (ii) such restructuring does not reduce the REIT's or the OP's aggregate ownership interests in the Property;

            (iii) in the event that such restructuring shall result in any Person, together with any Affiliates thereof, that prior to such restructuring, owned in the aggregate (directly, indirectly or beneficially) less than forty-nine percent (49%) of the interests in Borrower (or any entity directly or indirectly holding an interest in Borrower), owning in the aggregate (directly, indirectly or beneficially) more than forty-nine percent (49%) of the interests in Borrower (or any entity directly or indirectly holding an interest in Borrower), then Borrower shall deliver a non-consolidation opinion acceptable to Lender and the Rating Agencies with respect to such entity which may be relied upon by Lender, the Rating Agencies and their respective counsel and successors and assigns;

            (iv) In the event that such restructuring requires a new non-consolidation opinion pursuant to subsection (iii) above, Borrower shall give Lender notice of such restructuring together with copies of all instruments effecting such restructuring not less than ten (10) days prior to the date of such restructuring;

            (v) In the event that such restructuring requires a new non-consolidation opinion pursuant to subsection (iii) above, Lender shall have received payment of, or reimbursement for, all costs and expenses incurred by Lender in connection with such restructuring (including, but not limited to, reasonable attorneys' fees and costs and expenses of the Rating Agencies).

            (g) pledges of Borrower's interests in equipment and/or personal property in connection with purchase money financing of such equipment and/or personal property provided that any indebtedness secured in accordance with the subsection (g) shall not exceed $250,000.

Lender shall respond to any requests made by Borrower pursuant to this Section
5.26.5 in a prompt manner. In the event that Lender claims that Borrower has not satisfied any of the requirements of this Section 5.26.5, Lender shall specify in writing the reason why any conditions are deemed not satisfied.

            5.26.6 Transfer and Assumption. (a) Notwithstanding the foregoing, Borrower shall have a one-time right to Transfer the Property to another party (the "TRANSFEREE BORROWER") and have the Transferee Borrower assume all of Borrower's obligations under the Loan Documents, and have replacement guarantors and indemnitors assume all of the obligations of the indemnitors and guarantors of the Loan Documents (collectively, a "TRANSFER AND ASSUMPTION"). Borrower may make a written application to Lender for Lender's consent to the Transfer and Assumption, subject to the conditions set forth in paragraphs (b) and (c) of this Section 5.26.6. Together with such written application, Borrower will pay to Lender the reasonable review fee then required by Lender. Borrower also shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys' fees and expenses, and including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs.

            (b) Lender's consent to a Transfer and Assumption, which shall not be unreasonably withheld, shall be subject to the following conditions:

            (i)   No Default or Event of Default has occurred and is continuing;

            (ii) Borrower has submitted to Lender true, correct and complete copies of any and all information and documents of any kind requested by Lender concerning the Property, Transferee Borrower, replacement guarantors and indemnitors and Borrower;

            (iii) Evidence satisfactory to Lender has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply and will comply with Section 5.13 hereof, as those provisions may be modified by Lender taking into account the ownership structure of Transferee Borrower and its Affiliates;

            (iv) If the Loan, by itself or together with other loans, has been the subject of a Securitization, then Lender shall have received a Rating Comfort Letter from the applicable Rating Agencies;

            (v) If the Loan has not been the subject of a Securitization, then Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which the Loan might reasonably be expected to be securitized) that no rating for any securities that would be issued in connection with such securitization will be diminished, qualified, or withheld by reason of the Transfer and Assumption;

            (vi) Borrower shall have paid all of Lender's reasonable costs and expenses in connection with considering the Transfer and Assumption, and shall have paid the amount requested by Lender as a deposit against Lender's costs and expenses in connection with effecting the Transfer and Assumption;

            (vii) Borrower, the Transferee Borrower, and the replacement guarantors and indemnitors shall have indicated in writing in form and substance reasonably satisfactory to Lender their readiness and ability to satisfy the conditions set forth in subsection (c) below; and

            (viii) The identity, experience, and financial condition of the Transferee Borrower and the replacement guarantors and indemnitors shall be satisfactory to Lender.

            (c) If Lender consents to the Transfer and Assumption, the Transferee Borrower and/or Borrower as the case may be, shall immediately deliver the following to Lender concurrently with the consummation of such Transfer and Assumption:

            (i) Borrower shall deliver to Lender an assumption fee in the amount of 1.00% of the then unpaid Principal less any review fees, costs and expenses previously paid by Borrower pursuant to the provision of
      Section 5.26.6(a) and (b)(vi);

            (ii) Borrower, Transferee Borrower and the original and replacement guarantors and indemnitors shall execute and deliver to Lender any and all documents reasonably required by Lender, in form and substance reasonably required by Lender, ;

            (iii) Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Lender opinions in form and substance satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan;

            (iv) Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender's reasonable discretion (the "ENDORSEMENT"); and

            (v) Borrower shall deliver to Lender a payment in the amount of all remaining unpaid costs incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender's reasonable attorneys fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Lender of the Endorsement.

            Section 5.27 Liens. Without Lender's prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower or Borrower

Representative, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien.

            Section 5.28 Dissolution. Borrower shall not (i) engage in any dissolution (to the fullest extent such prohibition is permitted by law), liquidation or consolidation or merger with or into any other business entity,
(ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

            Section 5.29 Expenses. Borrower shall reimburse Lender, within ten
(10) days after demand therefor, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower's and Lender's ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents;
(v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender's Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender's Consultant, surveys and engineering reports);
(vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Rating Agencies in connection with the Loan or any modification thereof; and
(ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a "work-out," or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable to Lender hereunder which are not paid by Borrower within ten (10) days after demand therefor may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this
Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

            Section 5.30 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an "INDEMNIFIED PARTY"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the "INDEMNIFIED LIABILITIES") in any manner, relating to or arising out of or by reason of the Loan, including:
(i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents;
(v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this Section 5.30 shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

                                   ARTICLE 6

                             NOTICES AND REPORTING

            Section 6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a "NOTICE") shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

            If to Lender:

            Greenwich Capital Financial Products, Inc.
            600 Steamboat Road
            Greenwich, Connecticut 06830
            Attention:  Mortgage Loan Department
            Telecopier (203) 618-2052

            With a copy to:

            Cadwalader, Wickersham & Taft LLP
            100 Maiden Lane
            New York, New York 10038
            Attention: Alan Lawrence, Esq.
            Telecopier: (212) 504-6666

            If to Borrower:

            Maguire Properties - 611 N. Brand LLC
            555 West Fifth Street, Suite 5000
            Los Angeles, California  90013
            Attention:  Mr. Robert F. Maguire III and Mark T. Lammas, Esq.
            Telecopier:  (213) 533-5100

            With a copy to:

            Munger, Tolles & Olson LLP
            355 South Grand Avenue, Suite 3500
            Los Angeles, CA  90071
            Attention:  Jeffrey A. Heintz, Esq.
            Telecopier: (213) 638-5185.

            A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of overnight delivery, upon the first attempted delivery on a Business Day; or (iv) in the case of facsimile, upon the confirmation of such facsimile transmission. Any party may change the address to which any such Notice is delivered, by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 6.1. Notice for either party may be given by its respective counsel.

            Section 6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower or Borrower Representative which might materially adversely affect Borrower's or Borrower Representative's condition (financial or otherwise) or business or the Property; (ii) any material adverse change in Borrower's or Borrower Representative's condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Borrower Representative, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender. In addition, after request by Lender (but no more frequently than twice in any year), Borrower shall furnish to Lender (x) within ten days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) within 30 days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

            Section 6.3 Financial Reporting.

            6.3.1 Financial Statements. The financial statements heretofore furnished to Lender are, as of the dates specified therein, complete and correct in all material respects and fairly present in all material respects the financial condition of Borrower and any other persons or entities that are the subject of such financial statements, and are prepared in accordance with GAAP. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

            6.3.2 Quarterly Reports. Borrower will maintain full and accurate books of accounts and other records reflecting the results of the operations of the Property and will furnish to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, each certified by Borrower as being true and correct in all material respects: (i) a written statement (rent roll) dated as of the last day of each such calendar quarter identifying each of the Leases (excluding subleases) by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and a report identifying any defaults or payment delinquencies thereunder; (ii) monthly and year to date operating statements prepared for each calendar month during each such calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and including an itemization of actual (not pro forma) capital expenditures and other information necessary and sufficient under generally accepted accounting practices to fairly represent the financial position and results of operation of the Property during such calendar month, all in form satisfactory to Lender; (iii) a property balance sheet for each such calendar quarter; (iv) a comparison of the budgeted income and expenses and the actual income and expenses for year to date together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such year to date period; and (v) a calculation reflecting the Debt Service Coverage Ratio as of the last day of each such calendar quarter. Until a Securitization has occurred, Borrower shall furnish monthly each of the items listed in the immediately preceding sentence within thirty (30) days after the end of such month.

            6.3.3 Annual Reports. Within one hundred twenty (120) days following the end of each calendar year (provided, however, if requested by Lender, Borrower shall use commercially reasonable efforts to provide Lender with any unaudited annual statements prior to such date), Borrower shall furnish statements of its financial affairs and condition including a balance sheet and a statement of profit and loss for Borrower in such detail as Lender may reasonably request, and setting forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, which statements shall be prepared by Borrower. Borrower's annual financial statements shall include (x) a list of the tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, and (y) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and a cumulative basis. Borrower's annual financial statements shall be accompanied by a certificate executed by a financial officer of Borrower or the REIT, as applicable, stating that each such annual financial statement presents fairly the financial condition of the Property being reported upon and shall be audited by a "Big Four" accounting firm or other independent certified public accountant reasonably acceptable to Lender, which audited financial statements may be in the form of schedules to the audited consolidated financial statements of the REIT. Each such annual financial statement shall be prepared in accordance with GAAP. At any time and from time to time Borrower shall deliver to Lender or its agents such other financial data as Lender or its agents shall reasonably request with respect to the ownership, maintenance, use and operation of the Property.

            6.3.4 Annual Budget. Not later than each December 15 during the term of the Loans, Borrower shall submit to Lender a detailed budget (an "ANNUAL BUDGET") for the Property covering the calendar year commencing on the following January 1, each of which budgets shall be subject to Lender's approval, not to be unreasonably withheld, (provided that Borrower shall have the option to submit to Lender a revised budget not later than June 30 of each year during the term of the Loans to adjust such budget on the basis of the actual results of Borrower to such point in such calendar year) (each such budget, when so approved, is referred to as an "APPROVED ANNUAL BUDGET"). Until such time that Lender approves a proposed Annual Budget, Borrower may operate under the most recently Approved Annual Budget (adjusted to reflect actual increases in real estate taxes, insurance premiums, utilities expenses, labor costs, interest and other fixed costs with respect to the ownership, operation and financing of the Property).

                                   ARTICLE 7

                     INSURANCE; CASUALTY; AND CONDEMNATION

            Section 7.1 Insurance.

            7.1.1 Coverage. Borrower shall maintain insurance for Borrower and the Property providing at least the following coverages:

            (a) comprehensive all risk insurance on the Improvements and the Equipment, including contingent liability from Operation of Building Laws, Demolition Costs and Increased

Cost of Construction Endorsements, in each case (A) in an amount equal to the greater of (x) one hundred percent (100%) of the "FULL REPLACEMENT COST," which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation and (y) the original principal amount of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Equipment waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000; and (D) containing an "Ordinance or Law Coverage" or "Enforcement" endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) Flood Insurance in an amount of not less than $25,000,000 each occurrence; (y) earthquake insurance in an amount at least equal to one multiplied by a Probable Maximum Loss of 11% of total replacement value and a deductible of 5% of the Total Insured Value (which includes annual rental value) at the Property, and otherwise in form and substance reasonably satisfactory to Lender; and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (a) and rental interruption insurance under subsection (c);

            (b) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called "occurrence" form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) liability that may arise from acts of terrorism;

            (c) rental interruption insurance (A) with loss payable to Lender (allowing reimbursement to Borrower for reasonable operating costs during the interruption); (B) covering all risks required to be covered by the insurance provided for in subsection (a) above; (C) containing an unlimited period of restoration and extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Equipment has been repaired, the continued loss of rental income will be insured until such rental income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period, provided that the unlimited period of restoration endorsement may be limited to the length of time required with the exercise of due diligence and dispatch to rebuild, repair or replace the damaged or destroyed property; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such rental interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. Subject to the rights of Lender and subject to the provisions of Section 7.4.1(j) below, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such rental interruption insurance;

            (d) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property coverage form does not otherwise apply, (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (a) above written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (a) and (c) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

            (e) Worker's Compensation insurance, as required by any governmental authority or any Legal Requirements and Employer's Liability Insurance of not less than One Million and No/100 Dollars ($1,000,000) for each occurrence;

            (f) comprehensive boiler and machinery insurance in an amount of not less than Fifty Million and No/100 Dollars ($50,000,000) each occurrence on terms consistent with the commercial property insurance policy required under subsections (a) and (c) above;

            (g) umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000) per occurrence, on terms consistent with the commercial general liability insurance policy required under subsection (b) above, on a portfolio basis naming the Property and all other properties owned by the OP and/or its Affiliates; provided, that such insurance may be provided under a blanket insurance Policy so long as the coverage required pursuant to this clause is not reduced below the per occurrence limit set forth in this clause;

            (h) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of Five Million and No/100 Dollars ($5,000,000);

            (i) if the Property is or becomes a legal "non-conforming" use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

            (j) if "certified acts of terrorism", as declared by the United States Government, are now or hereafter excluded from Borrower's comprehensive all risk insurance policy or business income coverage, Borrower shall obtain an endorsement to such policies, or separate policies, insuring against all such "certified acts of terrorism" (such acts or events so excluded, "TERRORISM ACTS", at Borrower's option, either (A) in an amount not less than Three

Hundred Million and No/100 Dollars ($300,000,000) on an aggregate basis covering the Property and all other properties owned by the OP and/or its Affiliates and providing for a deductible not exceeding $1,000,000.00 or (B) in a total amount not less than Three Hundred and Fifty Million and No/100 Dollars ($350,000,000) on an aggregate basis covering the Property and all other properties owned by the OP and/or its Affiliates as of the date hereof and providing for a deductible of not in excess of 5% of the full replacement value of the Property; in either case, the endorsement or policy shall be (x) in form and substance reasonably satisfactory to Lender; and (y) non-cancelable (to the extent such non-cancelable insurance is available in the marketplace) (insurance meeting such requirements being referred to herein as "FULL COVERAGE"); provided Borrower shall not be required to spend in excess of Three Million and No/100 Dollars ($3,000,000.00) per annum for such coverage and, in the event that Full Coverage is not available at a cost of $3,000,000 per annum, then Borrower shall purchase insurance covering Terrorism Acts in an amount equal to the principal balance of the Loan, but shall not be required to maintain the full amount of such coverage if such coverage is not available at a cost of $3,000,000 per annum or less, provided that in the event that $3,000,000 is not sufficient to purchase such coverage in an amount equal to the principal balance of the Loan, then Borrower shall obtain the greatest amount of coverage obtainable at a cost of $3,000,000 per annum;

In the event that the limits of insurance in place covering Terrorism Acts on a portfolio basis are exhausted by damage to a property other than the Property, then Borrower shall restore the coverage provided for in clause (x) above (or any lesser amount of coverage that is available if such coverage is not available), to the extent such insurance is commercially available; and

            (k) upon sixty (60) days' written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

            7.1.2 Policies. All insurance provided for in Section 7.1.1 shall be obtained under valid and enforceable policies (collectively, the "POLICIES" or in the singular, the "POLICY" and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies (or a "cut-through" endorsement, approved by Lender, with respect to any such Policy) shall be issued by financially sound and responsible insurance companies authorized to do business in the State and, except in the case of flood hazard insurance and earthquake insurance, having either (i) a claims paying ability rating of "A" or better by S&P and an equivalent rating by Moody's or (ii) if the Policies are provided through a syndicate of companies,
(A) at least 75% of the coverage and first layer of coverage shall have a claims paying ability rating of "A, X" or better (and the equivalent thereof) by A.M. Best's Key Rating Guide ("BEST"), (B) no more than 15% of the Policies shall have a claims paying ability rating of "A, VIII" or less by Best and (C) no more than 10% of the Policies shall have a claims paying ability rating of "A-, VII" or less by Best's. The Policies described in Section 7.1.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee and Lender shall be an additional named insured, as its interests may appear. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder shall be delivered by Borrower to Lender.

            7.1.3 Insurance Premiums. Subject to the provisions of Section 3.3 hereof, Borrower shall pay the premiums for such Policies (the "INSURANCE PREMIUMS") as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender pursuant to Section 3.3 hereof). If Borrower is required to furnish such evidence and receipts pursuant to the preceding sentence and Borrower does not furnish such evidence and receipts at least fifteen (15) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) Business Days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices of owners of property similar to the Property located in or around the region in which the Property is located and as may be available at commercially reasonable rates. Lender acknowledges that the Policies, delivered with respect to the Property as of the date hereof satisfy the requirements of this Section 7. Such approval shall continue in effect until the expiration or termination of such Policies, provided that there is not a downgrade by S&P, Moody's or Best of any insurer providing such Policies and, as a result thereof, Borrower fails to satisfy the rating criteria set forth in
Section 7.1.2. Any renewal or replacement of such Policies, however, shall require Lender's approval as provided above in this Section 7.1.2 unless (i) the companies providing such renewal or replacement Policies are licensed to do business in the state where the Property is located and have a claims paying ability rating by S&P, Moody's and Best's Insurance Reports that satisfy the requirements set forth in Section 7.1.2 above or that, subject to the provisions of Section 7.1.5 below, such rating is no less than the rating as of the date hereof of the company providing the insurance approved by Lender as of the date hereof, (ii) the coverage provided by such renewal or replacement Policies is no less than the coverage approved by Lender as of the date hereof, (iii) such renewal or replacement Policies contain in all material respects the same terms and conditions as the Policies approved by Lender as of the date hereof and (iv) Lender has not notified Borrower in accordance with this Section 7.1 that the requirements for the Policies have changed since the date hereof.

            7.1.4 Blanket Policies. The insurance coverage required under this
Section 7.1 may be effected under one or more blanket Policies covering the Property and other property and assets not constituting a part of the Property; provided that any blanket Policy shall specify, except in the case of general liability insurance, the portion of the total coverage of such blanket Policy that is allocated exclusively to the Property and shall comply in all respects with the requirements of this Section 7. Lender hereby confirms that it approves
(i) the terms of the existing Property Insurance Sharing Agreement among Borrower and certain of its Affiliates, and (ii) that the Insurance Premiums are financed through one or more finance companies (individually and/or collectively, the "BLANKET INSURANCE PREMIUM FINANCING ARRANGEMENT") to whom Borrower pays Borrower's allocable share of the annual initial deposit and the monthly payments due for each blanket Policy to the applicable finance company (with respect to each blanket Policy, such monthly payment, together with one-twelfth (1/12th) of the allocable share of the annual initial deposit necessary to accumulate such allocable share for such Policy at least thirty (30) days prior to its due date, each, a "FINANCING INSTALLMENT").

            7.1.5 Factory Mutual. Notwithstanding anything to the contrary contained in this Section 7, Lender shall accept an "all-risk" Policy issued by Factory Mutual Insurance Company ("FACTORY MUTUAL"), so long as (I) Factory Mutual maintains a general policy rating of "BBB" or better and a financial class of "XIV" or better by Best and a claims paying ability rating of "A+" or better by Fitch, and (II) in connection with any Securitization, Lender confirms that, in Lender's reasonable determination based on information provided by any Rating Agency, the ratings assigned to the portion of the Securitization represented by the Loan will not be adversely affected as a result of such "all-risk" Policy being issued by Factory Mutual. In the event that both of the conditions set forth in clause (I) and (II) above are not being met at all times, then Borrower shall at all times, at its sole cost and expense, maintain an "all risk" policy that is otherwise in compliance with all of the applicable provisions of this Section 7 and applicable Rating Agency requirements; provided that Borrower shall have thirty (30) days (or such shorter period if the existing policies would lapse prior to the end of such 30-day period) after the earlier of (A) the failure of the condition in clause (I) above or (B) the date Lender notifies Borrower of Lender's confirmation pursuant to clause (II) above to obtain an "all risk" Policy meeting such applicable provisions and requirements (which may be obtained through the issuance of a so-called "cut-through" endorsement).

            Section 7.2 Casualty.

            7.2.1 Notice; Restoration. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a "CASUALTY"), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction (a "CASUALTY RESTORATION"), all to be effected in accordance with applicable law

            7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an "INSURED CASUALTY") occurs where the loss does not exceed $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the Insurance Proceeds (as hereinafter defined). In the event of an Insured Casualty where the loss exceeds $1,000,000 (a "SIGNIFICANT CASUALTY"), Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) in a commercially reasonable manner on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender within ten (10) days following demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender's reasonable satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds, together with any portion of the amount treated as business or rental interruption insurance that will be paid to Lender, will be sufficient to pay the Debt in full.

            Section 7.3 Condemnation.

            7.3.1 Notice; Restoration. Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding (a "CONDEMNATION") and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award (hereinafter defined) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation (a "CONDEMNATION RESTORATION", together with a Casualty Restoration, collectively a "RESTORATION"), all to be effected in accordance with applicable law.

            7.3.2 Collection of Award. Lender is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment ("AWARD") for any taking accomplished through a Condemnation (a "TAKING") and to make any commercially reasonable compromise or settlement in connection with any such Condemnation, subject to the provisions of this Agreement. Notwithstanding the foregoing, Borrower shall have the right, provided no Default or Event of Default has occurred and is continuing, to compromise and collect or receive any award that does not exceed $1,000,000. Notwithstanding any Taking by any public or quasi-public authority (including, without limitation, any transfer made in lieu of or in anticipation of such a Taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note, in this Agreement and the other Loan Documents and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. The expenses incurred by Lender in the adjustment and collection of the Award shall become part of the Debt and be secured hereby and shall be reimbursed by Borrower to Lender within ten (10) days after the date Lender makes written demand therefor.

            Section 7.4      Application of Proceeds or Award.

            7.4.1 Application to Restoration. The following provisions shall apply in connection with the Restoration of the Premises and Improvements:

            (a) If the Net Proceeds shall be less than $1,000,000 and the costs of completing the Restoration shall be less than $1,000,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4.1(c)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

            (b) If the Net Proceeds are equal to or greater than $1,000,000 or the costs of completing the Restoration is equal to or greater than $1,000,000 Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4. The term "NET PROCEEDS" shall mean: (A) the net amount of all insurance proceeds received by Lender pursuant to Section 7.1.1(a), (d), (f), (i) and (j) (and any similar or comparable types of insurance obtained pursuant to Section 7.1.1(i) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same ("INSURANCE PROCEEDS"), or (B) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, actually incurred in collecting same ("CONDEMNATION PROCEEDS"), whichever the case may be.

            (c) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

            (i)   no Event of Default shall have occurred and be continuing;

            (ii) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements has been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Premises is taken, and such land is located along the perimeter or periphery of the Premises, and no portion of the Improvements is located in such land;

            (iii) The Required Leases and Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Improvements shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such fire or other casualty or taking, whichever the case may be, and will require the tenants thereunder to make all necessary repairs and restorations thereto at their sole cost and expense. The term (x) "RENTABLE SPACE PERCENTAGE" shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%) which Rentable Space Percentage shall, in each case, include each of the Required Leases. The "REQUIRED LEASES" shall mean, collectively, the

      Leases with Disney, Bank of America and Time Warner or any replacement Lease executed and delivered in accordance with the terms and provisions of Section 5.10 hereof with respect to the space demised to any of the foregoing tenants, provided such replacement Lease is a Material Lease;

            (iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such damage or destruction or taking, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

            (v) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1.1(c), if applicable, or (3) by other funds of Borrower;

            (vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Required Lease, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (4) the expiration of the insurance coverage referred to in Section 7.1.1(c);

            (vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations and all necessary operating or reciprocal easement agreements for the operation and maintenance of the Property are, or remain, in effect;

            (viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws); and

            (ix) such fire or other casualty or taking, as applicable, does not result in a material loss of access to the Property.

            (d)   Unless such amounts are payable to Borrower pursuant to
Section 7.2 or 7.3, the Net Proceeds shall be held by Lender in an interest-bearing account for the benefit of Borrower (which interest shall be added to and become a part of the Net Proceeds) and, until disbursed in accordance with the provisions of this Section 7.4, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and

(B) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the title insurance policy.

            (e) All plans and specifications required in connection with any Restoration following a Casualty or Condemnation resulting in Net Proceeds of $2,000,000 or more shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the "CASUALTY CONSULTANT") provided that if the correspondence from Borrower to Lender requesting approval of any such plans and specifications (or contractors, subcontractors or materialmen in connection therewith) contains a bold faced, conspicuous legend at the top of the first page stating that "IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN 15 BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN", and if Lender fails to respond to such request for approval in writing within fifteen (15) Business Days after receipt by Lender of such written request, the related plans and specifications and all information reasonably required in order to adequately review the same, then such approval will be deemed given. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in any Restoration following a Casualty or Condemnation resulting in Net Proceeds of $2,500,000 or more, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, which acceptance shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant's fees, shall be paid by Borrower.

            (f) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term "CASUALTY RETAINAGE" shall mean an amount equal to ten percent (10%) of the hard costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this clause (f), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4.1 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor's, subcontractor's or materialman's contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the title insurance policy, and Lender receives an endorsement to the title insurance policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

            (g) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

            (h) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the "NET PROCEEDS DEFICIENCY") with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this
Section 7.4 shall constitute additional security for the Debt and other obligations under the Loan Documents.

            (i) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4.1, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

            (j) Notwithstanding the last sentence of Section 7.1.1(c) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the rental or business interruption insurance specified in Section 7.1.1(c) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account and allocated as Rents in accordance with
Section 3.8(i) through (vi) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurer under the related Policy would have been due under such Leases (and then only to the extent such proceeds disbursed by such insurer reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.8(i) through (vi). All other such proceeds shall be held by Lender and disbursed in accordance with this
Section 7.4.

            7.4.2 Application to Debt. All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4.1(i) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion. So long as no Event of Default has occurred and is continuing, any application of Net Proceeds to the Debt shall not require any payment of the Yield Maintenance Premium or any other premium or penalty.

                                    ARTICLE 8

                                    DEFAULTS

            Section 8.1 Events of Default. An "Event of Default" shall exist with respect to the Loan if any of the following shall occur:

            (a) if any portion of the Debt that is due on a Payment Date is not paid on or before the related Payment Date or, for any payment other than payments due on a Payment Date, the date on which such payment is due;

            (b) subject to Borrower's right to contest as provided herein, if any of the Taxes are not paid prior to the date that any interest, late fees or other penalties would accrue thereon or any of the Other Charges are not paid when the same are due and payable (unless sums equaling the amount of Taxes and Other Charges then due and payable have been delivered to Lender in accordance with Section 3.3 hereof);

            (c) if the Policies are not kept in full force and effect, or if the Policies or certificates evidencing such Policies are not delivered to Lender within fifteen (15) days after request;

            (d) except as expressly permitted by the terms of this Agreement or the other Loan Documents, a Transfer occurs without Lender's prior written consent;

            (e) if any representation or warranty of Borrower, or of any Guarantor, made herein or in any other Loan Document or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material respect when made, provided that if such misrepresentation was not intentional, is susceptible to cure and Lender will not be adversely affected by a delay in enforcing its remedy under the Loan Documents, Borrower shall have thirty (30) days after notice thereof to cure such default;

            (f) if Borrower or any Guarantor shall make an assignment for the benefit of creditors or if Borrower shall generally not be paying its debts as they become due;

            (g) if a receiver (other than a receiver appointed by Lender), liquidator or trustee of Borrower or of any Guarantor shall be appointed or if Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Guarantor or if any proceeding for the dissolution or liquidation of Borrower or of any Guarantor shall be instituted; however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

            (h) Borrower breaches any covenant contained in Section 5.12.1, 5.13, 5.15, 5.22, 5.25 or 5.28;

            (i) if Borrower shall be in default under any other deed of trust or security agreement covering any part of the Property whether it be superior or junior in lien to the Mortgage;

            (j) subject to Borrower's right to contest as provided herein, if the Property becomes subject to any mechanic's, materialman's or other lien that is not otherwise permitted by the Loan Documents and such lien is not removed of record within thirty (30) days of the filing or recording of such lien (except a lien for local real estate taxes and assessments or special taxes not then due and payable);

            (k) if Borrower fails to cure properly any violations of laws or ordinances affecting or which may be interpreted to affect the Property within thirty (30) days after Borrower first receives notice of any such violations; provided, however, that if such violation is reasonably susceptible of cure, but not within such thirty (30) day period and the applicable law or ordinance permits such longer period within which to cure such violation, then Borrower shall be permitted up to an additional sixty (60) days to cure such violation provided that Borrower diligently and continuously pursues such cure;

            (l) except as permitted in this Agreement, the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender;

            (m) if Borrower shall continue to be in default under any term, covenant, or provision of the Note or any of the other Loan Documents, beyond applicable notice and/or cure periods contained in those documents;

            (n) if Borrower fails to cure a default under any other term, covenant or provision of this Agreement within thirty (30) days after Borrower first receives notice of any such default; provided, however, if such default is reasonably susceptible of cure, but not within such thirty (30) day period, then Borrower may be permitted up to an additional sixty (60) days to cure such default provided that Borrower diligently and continuously pursues such cure;

            (o) if without Lender's prior written consent, except as otherwise expressly permitted by the Loan Documents, (i) the Management Agreement is terminated, (ii) the ownership, management or control of Manager is transferred,
(iii) there is a material change in the Management Agreement, or (iv) there shall be a material default by Borrower under the Management Agreement that is not cured within any applicable notice or cure period provided under the Management Agreement;

            (p) if Borrower ceases to continuously operate the Property or any material portion thereof as office or retail space for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Lender);

            (q) if any of the assumptions contained in the Insolvency Opinion, or in any other "non-consolidation" opinion delivered to Lender in connection with the Loan, or in any other "non-consolidation" delivered subsequent to the closing of the Loan, is or shall become untrue in any respect; or

            (r) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.4.1 hereof.

            Section 8.2       Remedies.

            8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of
Section 8.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

            8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

            8.2.3 Severance. Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

            8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

            8.2.5 Lender's Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Lender's right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender within ten (10) days after the date Lender makes written demand therefor and, if not paid, shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

                                    ARTICLE 9

                               SPECIAL PROVISIONS

            Section 9.1      Sale of Note and Securitization.

            9.1.1 Cooperation in Securitization. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under the Note, Loan

Agreement or other Loan Documents, Borrower and its respective affiliates shall use reasonable efforts to comply with the requests of the holder of the Note or to take such action as may be required by a purchaser, transferee, assignee, servicer, participant or other potential investor (collectively, the "INVESTOR") or by the Rating Agencies in connection with one or more sales, transfers or assignments of the Loan (or portions thereof or interests therein), or grants of participation interests therein, in connection with one or more securitizations of such Note, or portions thereof or interests therein (each such sale and/or securitization, a "SECURITIZATION") involving the issuance of rated or unrated single-class or multi-class securities (the "SECURITIES") secured by or evidencing direct or indirect ownership interests in, among other things, the Note (or any portion thereof or interests therein) and the Loan Agreement. Such efforts, with respect to each Securitization may include, without limitation, to:

            (a) (i) provide such financial and other information with respect to the Property, the OP, the REIT (the OP and the REIT being individually or collectively referred to herein as the "PARENT") and the manager of the Property as reasonably determined by the holder of the Note to be necessary or appropriate in connection with the Securitization (including, without limitation, existing audited or unaudited financial statements or at no expense to Borrower or any Parent, audited or unaudited financial statements), (ii) provide budgets relating to the Property (iii) at no expense to Borrower or any Parent, perform or permit or cause to be performed or permitted such site inspections, appraisals, market studies, environmental reviews and reports (Phase I's and, if appropriate, Phase II's), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note, the Rating Agencies, and/or Investors in the Securities, or as may be reasonably necessary or appropriate in connection with the Securitization in a manner which does not unreasonably interfere with the tenants or occupants thereof (such information in clauses (i), (ii) and (iii) being collectively referred to as the "PROVIDED INFORMATION"), together with appropriate verification and/or consents with respect to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to the holder of the Note and the Rating Agencies;

            (b) prepare a presentation for the Rating Agencies describing Borrower, Parent, the Property, management of the Property and such other matters as are customary for securitizations such as the Securitization, in each case as may be reasonably requested by the holder of the Note, the Rating Agencies and/or Investors in the Securities or as may be reasonably determined by the holder of the Note to be necessary or appropriate in connection with the Securitization;

            (c) cause counsel to render opinions, which may be relied upon by the holder of the Note, the Rating Agencies, Investors and/or other participants in the Securitization and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in securitization transactions with respect to the Property, Borrower, Parent and their respective affiliates, which counsel and opinions shall be reasonably satisfactory to the holder of the Note, the Rating Agencies and/or Investors in the Securities;

            (d) work with and, if requested, supervise third-party service providers engaged by Borrower to obtain, collect and deliver information reasonably required by the Rating Agencies in connection with the Securitization;

            (e) if required by the Rating Agencies, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

            (f) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, Parent, the Note, Loan Agreement and other Loan Documents as may be reasonably requested by the holder of the Note, the Rating Agencies and/or Investors in the Securities and as are consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Note, Loan Agreement and other Loan Documents; and

            (g) execute such amendments to the Note, Loan Agreement, other Loan Documents and organizational documents as may be reasonably requested by the holder of the Note, the Rating Agencies and/or Investors in the Securities or otherwise to effect one or more Securitizations (including, without limitation, such amendments as shall be necessary or advisable to sever the Note (and/or any then existing component thereof) into one or more notes and/or one or more components and allocate Principal amounts thereof in order to effectuate one or more sales of the Note (and/or the resulting notes or components thereof) and/or to correspond to the related classes of Securities in one or more Securitizations so long as, in all such cases, the overall duration-weighted interest rate over all of the notes and components shall equal the Interest
Rate); provided, however, that Borrower shall not be required to modify or amend the Note, Loan Agreement or any other Loan Documents if such modification or amendment would (i) have a material adverse economic effect on Borrower or its Affiliates, (ii) modify or amend the loan term, amortization or any other economic term of the Loan or (iii) otherwise materially increase the obligations or materially decrease the rights of Borrower or the other parties pursuant to the Note, Loan Agreement and other Loan Documents (including, but not limited to, modifying the transfer, recourse, prepayment, event of default or remedy provisions of the Loan Documents or the organizational documents of Borrower or its Affiliate).

            9.1.2 Costs and Expenses. Borrower, the REIT and their Affiliates will bear their own internal costs of cooperation required by this letter agreement in connection with any Securitization, but Lender shall be responsible for all other out-of-pocket costs and expenses in connection with any Securitization after the closing of the Loan.

            9.1.3 Indemnification. Borrower and its respective Affiliates understand that certain of the Provided Information may be included in disclosure documents in connection with each Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, collateral term sheets, structured term sheets and computational materials (each, a "DISCLOSURE DOCUMENT") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or provided or made available to Investors in the Securities, the Rating Agencies and service providers relating to such Securitization. In the event that such Disclosure Document is required to be revised prior to the sale of all Securities, Borrower, and its respective Affiliates will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects; provided, however that this provision shall be limited to those portions of the Disclosure Statement that described Borrower or any of its Affiliates, the Property, the Loan or the other Loan Documents.

            (a) In the case of each Securitization, Borrower agrees to cooperate in connection with (i) the preparation of a preliminary and a final private placement memorandum and/or (ii) the preparation of a preliminary and final prospectus or prospectus supplement, as applicable, and (iii) the execution of an indemnification certificate (A) certifying that Borrower has carefully examined in each such memorandum or prospectus, as applicable, all sections containing information relating to the Property, Parent, Borrower, any Affiliates of Parent, Borrower, or the Loan, and that such information included therein (collectively, the "SECURITIZATION INFORMATION"), does not contain any untrue statement of a material fact or omit to state a material fact known to Borrower that is necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.1.3, Lender hereunder shall include its officers, directors and employees), the Person who acts as depositor, issuer and/or registrant who may have filed a registration statement relating to the Securitization, each underwriter or placement agent involved in the Securitization, each of their respective directors and officers and each Person who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "INDEMNIFIED GROUP"), for any losses, claims, damages or liabilities (collectively, the "LIABILITIES") to which any of the Indemnified Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Securitization Information which untrue or alleged untrue statement is not expressly disclosed to Lender by Borrower after Borrower has been given an opportunity to review the Securitization Information, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Person in the Indemnified Group for any legal or other expenses incurred by each such Person in connection with investigating or defending the Liabilities for which an indemnity is owed hereunder; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any Provided Information or upon the omission or alleged omission to state therein a material fact known to Borrower that is required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or any other information furnished to Lender or any other Person in the Indemnified Group by Borrower or an affiliate in connection with the preparation of any Disclosure Document or in connection with the underwriting of the Debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

            (b) In the case of each Securitization, in connection with filings under the Exchange Act, Borrower agrees to indemnify (i) each Person in the Indemnified Group for Liabilities to which each such Person may become subject insofar as the Liabilities arise out of or are based upon an untrue statement or an alleged untrue statement in the Provided Information or an omission or alleged omission to state in the Provided Information a material fact known to Borrower that is necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is not expressly disclosed to Lender by Borrower after Borrower has been given an opportunity to review such filings under the Exchange Act and (ii) each Person in the Indemnified Group for any reasonable legal or other expenses incurred by each such Person in connection with defending or investigating the Liabilities for which an indemnity is owed hereunder.

            (c) Promptly after receipt by a party seeking indemnification hereunder of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made under this Section 3, such party will notify Borrower in writing of the commencement thereof, but the omission to so notify Borrower will not relieve Borrower from any liability which Borrower may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrower. In the event that any action is brought against any indemnified party, and it notifies Borrower of the commencement thereof, Borrower will be entitled to participate therein and, to the extent that Borrower may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from Borrower to such indemnified party hereunder, Borrower shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and Borrower and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in addition to those available to Borrower, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Borrower shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to Borrower that are different from or additional to those available to another indemnified party.

            (d) In order to provide for just and equitable contribution in circumstances in which any indemnification provided for under this Section 9.1.3 is for any reason held to be unenforceable, unavailable or insufficient to hold harmless an indemnified party in respect of any Liabilities which would otherwise be indemnifiable hereunder, Borrower shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities; provided, however, that if any indemnified party is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) it shall not be entitled to contribution from Borrower if Borrower was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the relative knowledge and access to information concerning the matter with respect to which a claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

            (e) The liabilities and obligations of Borrower and its Affiliates hereunder shall survive the termination of the Note, Loan Agreement and other Loan Documents and the satisfaction and discharge of the Debt.

            (f) Each Person in the Indemnified Group is an intended third party beneficiary of the obligations of Borrower herein.

            9.1.4 Rating Surveillance. Lender will retain the Rating Agencies to provide rating surveillance services on Securities. The pro rata expenses of such surveillance will be paid for by Borrower based on the applicable percentage of such expenses determined by dividing the then outstanding Principal by the then aggregate outstanding amount of the pool created in the Securitization which includes the Loan.

            9.1.5 Severance of Loan. Lender shall have the right, at any time (whether prior to, in connection with, or after any Securitization), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Mortgage to be split into a first and second mortgage loan, (ii) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the Principal balance of the Loan among such components) or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance the outstanding Principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding Principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. If requested by Lender, Borrower (and Borrower's constituent members, if applicable, and Guarantor) shall execute within two (2) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.

                                   ARTICLE 10

                                  MISCELLANEOUS

            Section 10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or its constituent members, partners, shareholders, directors, employees or agents or the direct or indirect constituent members, partners, shareholders, directors, employees or agents thereof (collectively, the "BORROWER PARTIES") or any other Person, to perform and observe the obligations contained in this Agreement, the Note or any of the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any of the Borrower Parties or any other Person, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon the Property, the Rents or any other collateral given to Lender pursuant to this Agreement and the other Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against the Borrower Parties only to the extent of their interest in the Property, the Rents and in any other collateral given to Lender, and Lender, by accepting this Agreement, the Note and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any of the Borrower Parties or any other Person in any such action or proceeding under or by reason of or in connection with this Agreement, the Note or any of the other Loan Documents. The provisions of this paragraph shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note or any of the other Loan Documents; (ii) impair the right of Lender to name any of the Borrower Parties, as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty made in connection with the Loan or any rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents executed in connection herewith; or (vi) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower (but not against any members of Borrower or their direct or indirect constituent members or partners or any other Person), by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

            (a) fraud or intentional misrepresentation by Borrower or any Guarantor in connection with the Loan;

            (b) intentional physical waste (including, but not limited to, waste due to gross negligence) by Borrower or any affiliate thereof; provided, however, such physical waste shall exclude wear and tear to the Property that occurs in the ordinary course of business of the Property by Borrower or any affiliate thereof;

            (c) the material breach of any representation, warranty, covenant or indemnification provision in that certain Environmental and Hazardous Substance Indemnification Agreement of even date herewith given by Borrower to Lender or in this Agreement concerning Environmental Laws, Hazardous Substances and Asbestos;

            (d) the removal or disposal by Borrower or any affiliate thereof of any portion of the Property after an Event of Default, unless such portion of the Property is replaced by an item of equal or greater value as determined by Lender in its reasonable discretion;

            (e) the misapplication or conversion by Borrower or any affiliate thereof of (i) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (ii) any awards or other amounts received in connection with the condemnation of all or a portion of the Property, (iii) any Rents following an Event of Default or (iv) any Rents paid more than one month in advance;

            (f) failure to pay charges for labor or materials or taxes or other charges that can create liens superior to the lien of the Mortgage on any portion of the Property unless such taxes or other charges are being contested in accordance herewith; and

            (g) any security deposits collected by Borrower or any affiliate thereof with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

            Notwithstanding anything to the contrary in any of the Loan Documents (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall become fully recourse to Borrower (but not its members or other direct or indirect constituent members or partners or any other Person) in the event that: (A) the first full Monthly Payment Amount (as defined in the Note) under the Note is not paid when due; (B) other than in connection with a default under subsection (x) of the definition of Special Purpose Bankruptcy Remote Entity set forth in
Schedule 5 hereof, Borrower fails to maintain its status as a Special Purpose Bankruptcy Remote Entity in accordance with the provisions of this Agreement and such failure results in the substantive consolidation of Borrower with another Person; (C) except as otherwise permitted pursuant to the Loan Documents, Borrower fails to obtain Lender's prior written consent to any subordinate financing or other voluntary lien encumbering the Property; (D) except as otherwise permitted pursuant to the Loan Documents, Borrower fails to obtain Lender's prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as and to the extent required by this Agreement or the Mortgage; or (E) (1) a receiver (other than a receiver appointed by Lender), liquidator or trustee of Borrower or Guarantor shall be appointed which is not dismissed within ninety (90) days, or (2) if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by Borrower or Guarantor, or (3) if Borrower or Guarantor files an answer consenting to, or otherwise joining in, any involuntary petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law filed against it by any other Person, or is found pursuant to a final, unappealable order of a court of competent jurisdiction to have solicited or caused to be solicited creditors to file any involuntary petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law against Borrower or Guarantor, or (4) if Borrower or Guarantor are found, pursuant to a final unappealable order of a court of competent jurisdiction, to have been in collusion with creditors that initiate a bankruptcy action or proceeding against Borrower or Guarantor.

            Section 10.2 Brokers and Financial Advisors. Borrower hereby represents that, with the exception of Eastdil Realty, it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys' fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

            Section 10.3 Retention of Servicer. Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Securitization, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable fees and expenses of the Servicer in connection with a release of the Property, assumption or modification of the Loan, enforcement of the Loan Documents or any other action taken by Servicer hereunder on behalf of Lender.

            Section 10.4 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower's covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

            Section 10.5 Lender's Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender's discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender's discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

            Section 10.6     Governing Law.

            (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY

OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO Section 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

            (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CORPORATION TRUST COMPANY AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

            Section 10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

            Section 10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

            Section 10.9 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

            Section 10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            Section 10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

            Section 10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

            Section 10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower's sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower's behalf.

            Section 10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

            Section 10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender's interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

            Section 10.16 Publicity. All news releases, publicity or advertising through any media intended to reach the general public (collectively, "PUBLIC RELEASES") issued by Borrower or its Affiliates that refer to the Loan Documents, the Loan, Lender or any member of the Indemnified Group, a Loan purchaser, the Servicer or the trustee in a Securitization shall be subject to the prior written approval of Lender. Lender shall have the right to issue any Public Releases without Borrower's approval.

            Section 10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section
10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender's exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

            Section 10.18 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

            Section 10.19 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

            Section 10.20 Yield Maintenance Premium. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Stated Maturity Date, for any reason whatsoever, whether voluntary, as a result of Lender's acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Section 7, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Yield Maintenance Premium. Such Yield Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower's obligation to pay a Yield Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

            Section 10.21 Assignment. The Loan, the Note, the Loan Documents and/or Lender's rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents except as specifically provided in Sections
5.26.5 and 5.26.6 of this Agreement.

            Section 10.22 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

            Section 10.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            Section 10.24    Partial Release.

            (a) The parties acknowledge that the Release Parcel is being encumbered by the Lien of the Mortgage solely by reason of the fact that the Release Parcel has not been legally subdivided and is not a separate tax lot and that it is the intent of the parties to release the Release Parcel upon the completion of the subdivision and Borrower's compliance with the provisions of this Section 10.24. Provided no Event of Default shall have occurred and remain uncured and provided Borrower desires to transfer title to the Release Parcel to an entity in which the REIT has at least a twenty percent (20%) direct or indirect ownership interest and whose day-to-day operations are controlled by the REIT. Borrower shall have the right to obtain a release of the lien of the Mortgage (and related Loan Documents) as to the Release Parcel for development by such entity consistent with other properties owned or operated by the REIT and, if necessary to satisfy the conditions set forth in this Section 10.24, a modification of the REA in connection with such release (the "REA AMENDMENT") upon satisfaction of the following conditions precedent:

            (i) Borrower shall provide Lender not less than thirty (30) days notice (A) giving a brief narrative description of the proposed use of any improvements to be constructed on the Release Parcel, and (B) specifying the date (the "RELEASE DATE") on which the partial release is to occur provided, however, that Borrower may postpone the

      Release Date from time to time as long as the extended date is at least ten (10) Business Days after Notice of such extension;

            (ii) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, that if a Securitization of any portion of the Loan has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of the partial release pursuant to this Section 10.24 and Lender shall provide to Borrower's counsel such documents as Borrower's counsel shall reasonably request in order to give such opinion;

            (iii) Borrower shall have delivered to Lender an Officer's Certificate certifying that the partial release pursuant to this Section
      10.24 does not violate any of the provisions of the Leases or the Operating Agreements, including, without limitation, provisions relating to the availability of parking at the Property;

            (iv) Borrower shall have delivered to Lender (A) at Borrower's option, (x) an endorsement to the Title Insurance Policy, (y) an opinion of counsel (from counsel reasonably acceptable to Lender) or (z) a certificate of an architect (from an architect reasonably acceptable to Lender and licensed to practice in the State) indicating that each legal lot of the Release Parcel has been legally subdivided for zoning lot purposes from the remainder of the Property pursuant to a zoning lot subdivision in accordance with applicable law, (B) at Borrower's option,
      (x) an endorsement to the Title Insurance Policy, (y) an opinion of counsel (from counsel reasonably acceptable to Lender) or (z) a certificate of an architect (from an architect reasonably acceptable to Lender and licensed to practice in the State) indicating that the balance of the Property separately conforms to and is in material compliance with all applicable Legal Requirements pertaining to zoning and the subdivision and constitutes one or more separate tax lot(s), and (C) an Officer's Certificate with supporting documentation indicating that either (y) sufficient parking remains on the remainder of the Property to comply with all Leases of such remainder and with all Operating Agreements and which is adequate for the proper use and enjoyment of the balance of the Property or (z) reservations of parking (in favor of such remainder) in the Release Parcel are sufficient (when added to parking otherwise available to the remainder) to comply with all Leases of such remainder and with all Operating Agreements and which are adequate for the proper use and enjoyment of the remainder of the Property;

            (v) To the extent that an amendment to the REA is necessary to satisfy any of the requirements of this Section 10.24, Borrower shall have delivered a copy of any REA Amendment to be executed on or prior to the Release Date which will provide for any of the reservations required by
      Section 10.24(a)(iv) and which will otherwise conform to the other requirements of this Section 10.24 and may contain cross-easements for the benefit of the Release Parcel and the remainder of the Property in respect of access, driveways, parking, utilities, drainage flows, storm and sanitary sewers, and other customary purposes. The REA Amendment will contain only those provisions which (x) are necessary or desirable to accommodate the proposed development described in this

      Section 10.24 and (y) are consistent with Borrower's obligations under the Loan Documents;

            (vi) The Debt Service Coverage Ratio for the Loan, after taking into account any improvement which is proposed to be built on the Release Parcel and its effect on income and expenses at the Property, will not be less than 1.10:1.0;

            (vii) Borrower shall have delivered a metes and bounds description of each of Lot 1, Lot 2 and Lot 3 of the Property and a survey of the Release Parcel and the remainder of the Property which would be standard in commercial lending transactions;

            (viii) Borrower shall have delivered to Lender on the date of the release an endorsement to the policy or policies of title insurance insuring the Mortgage reflecting the release of the Release Parcel and (A) insuring Lender's interest in any easements created in connection with the Release, (B) extending the effective date of the policy or policies to the effective date of the release, and (C) confirming no change in the priority of the Mortgage on the remainder of the Property or in the amount of the insurance or the coverage under the policy or policies;

            (ix) Borrower shall deliver to Lender an Officer's Certificate certifying that the requirements set forth in this Section 10.24 have been satisfied;

            (x) Borrower shall deliver to Lender an agreement from the transferee of the Release Parcel that the transferee will not actively solicit existing tenants of the remainder of the Property to relocate from the remainder of the Property to the improvements to be constructed on the Release Parcel unless Borrower shall have executed a Lease with a replacement tenant for such space being vacated which replacement tenant is of the same general quality as the vacating tenant and which Lease with such replacement tenant is of equal or better economic benefit (excluding initial tenant inducements) to Borrower when compared to the remaining term of the Lease of the tenant being replaced;

            (xi) Borrower shall deliver to Lender a Rating Comfort Letter as to the partial release of the Release Parcel; and

            (xii) Borrower shall pay all out-of-pocket costs and expenses of Lender incurred in connection with the partial release, including Lender's reasonably attorneys' fees and expenses.

            (b) (A) In connection with the release of the Release Parcel, Lender shall consent to the transfer of an undivided tenancy in common interest in the portion of the Property identified as "Lot 2" on Schedule 6 ("LOT 2") to the transferee of Lot 3 and shall release the Lien of the Mortgage (and related Loan Documents) as to such tenancy in common interest, provided that Borrower shall have satisfied the following conditions:

            (i) The undivided tenancy in common interest to be released shall be the same fractional interest as the rentable area of the improvements to be constructed on Lot 3 divided by the aggregate of the rentable area of the improvements to be constructed on

      Lot 3 plus the then rentable area of the improvements on the remaining portion of the Property encumbered by the Mortgage after the Release;

            (ii) The tenancy in common agreement shall (1) include a waiver of any partition rights that the parties thereto may have, (2) provide for an option in favor of the owner of Lot 1 to purchase Lot 2 or the co-tenancy interest of the owner of Lot 3 in Lot 2 for nominal consideration in the event that the Lot 3 owner seeks a partition of the tenancy in common under California law or in the event the bankruptcy trustee of the debtor's estate in a Bankruptcy Proceeding with respect to the Lot 3 owner seeks a partition of the tenancy in common under the federal bankruptcy code, and (3) provide that the operation of the parking garage and all decisions pertaining thereto shall be in accordance with the provisions of the REA and (4) otherwise be in form and substance that would be standard in similar agreements with respect to comparable commercial transactions and not contain any non-standard provisions that are materially adverse to the interests of Lender;

            (iii) The holder of the tenancy in common interest shall be the transferee of Lot 3 and shall be a Special Purpose Bankruptcy Remote Entity whose only purpose is to own, develop, finance, operate and dispose of Lot 3 and to hold the tenancy in common interest in Lot 2;

            (iv) Borrower shall deliver to Lender an opinion of counsel in form and substance that is standard in commercial lending transactions that the Lot 3 Owner's waiver of partition rights under California law is enforceable, which opinion may be a reasoned analysis subject to customary qualifications of reasoned opinions;

            (v) Borrower shall have delivered to Lender on the date of the release of the tenancy in common interest, an endorsement to the Title Insurance Policy reflecting such release and (1) insuring Lender's interest in Borrower's tenancy in common interest in Lot 2, (2) extending the effective date of the Title Insurance Policy to the effective date of such release, (3) confirming that no change has occurred in the priority of the Lien of the Mortgage encumbering Borrower's tenancy in common interest in Lot 2, and (4) confirming the Lien of the Mortgage on the rights of Borrower under the REA; and

            (vi) Borrower shall amend its organizational documents to permit Borrower to own the tenancy in common interest in Lot 2.

            (B) In the event that Borrower elects not to satisfy the conditions for the release of the tenancy in common interest pursuant to clause
(A) above, Lender shall consent to the transfer of Lot 2 to a separate association (the "ASSOCIATION") in which Borrower shall own not less than a fifty percent (50%) interest, and the release of the Mortgage as to Lot 2, provided that the following conditions have been satisfied.

            (i) The owners of Lot 1 shall own not less than a fifty percent (50%) interest in the Association;

            (ii) The organizational documents of the Association shall (1) provide that the owner of Lot 1 shall have the right to reasonably approve the budget for the parking garage and all major decisions, (2) provide that the interests in the Association shall not be transferred separate from the ownership interests in Lot 1 or Lot 3, as applicable, (3) provide that the operation of the parking garage and all decisions pertaining thereto shall be in accordance with the provisions of the REA, (4) provide that such organizational documents may not be amended without Lender's consent and (5) otherwise be in form and substance that would be standard in similar agreements with respect to comparable commercial transactions and not contain any non-standard provisions that are materially adverse to the interests of Lender;

            (iii) The Association shall be Special Purpose Bankruptcy Remote Entity whose only purpose is to own Lot 2 and operate the parking structure located thereon;

            (iv) Following the transfer of Lot 2 to the Association, Lot 2 shall remain subject to the REA, and Lender shall be granted a first priority security interest in Borrower's ownership interest in the Association;

            (v) Borrower shall have delivered to Lender on the date of the transfer to the Association an endorsement to the Title Insurance Policy (or separate coverage) reflecting the transfer to the Association and (1) extending the effective date of the Title Insurance Policy to the effective date of the transfer, and (2) confirming no change in the priority of the Mortgage encumbering Lot 1 has occurred;

            (vi) Borrower shall amend its organizational documents to permit Borrower to own the interests in the Association;

            (vii) Borrower shall have delivered to Lender a Rating Comfort Letter as to the matters described in this Section (B); and

            (viii) Borrower shall have delivered to Lender the items described in clauses (A) and (B) of Section 10.24(a)(iv) with respect to Lot 2; and

            (ix) Borrower shall have delivered to Lender an agreement from the Association which provides that the Association shall maintain the Policies required by the terms of this Agreement with respect to Lot 2, that alterations to Lot 2 shall be performed in accordance with the terms of this Agreement, and that Casualty Proceeds and Condemnation Proceeds with respect to Lot 2 shall be applied in accordance with the terms of the REA but shall be held by Lender and disbursed pursuant to the terms of this Agreement.

            (C) In the event that Borrower shall fail to satisfy the requirements of Section 10.24(b)(A) or (B), then until such time as Borrower satisfies the requirements of Section 10.24(b)(A) or (B), the entire fee interest in Lot 2 shall remain in the name of Borrower, subject to the Mortgage and the REA.

            (c) If Borrower has elected to release the Release Parcel and the requirements of this Section 10.24 have been satisfied, the Release Parcel shall be released from the Lien of the Mortgage (and related Loan Documents), the REA Amendment (if applicable) may be executed and Lender shall consent and subordinate the Lien of the Mortgage thereto. In connection with the release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Release Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender and a consent and subordination to the REA Amendment (if applicable) for execution by Lender. Such release and consent and subordination shall be in a form appropriate in the jurisdiction in which the Property is located. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender's reasonable attorneys' fees. Borrower shall cause title to the Release Parcel so released from the Lien of the Mortgage to be transferred to and held by a Person other than Borrower.

            (d) Not less than thirty (30) days prior to the Release Date (or a shorter period of time if permitted by the Lender in its sole discretion), Borrower shall provide the Preliminary Release Documents (as hereinafter defined) to the Lender. For purposes of this Section 10.24(c), the term "PRELIMINARY RELEASE DOCUMENTS" shall mean the following documents: (A) Executed documents satisfying the requirements of Sections 10.24(a)(ii) and (iii); and
(B) Pro-forma (unexecuted) documents meeting the requirements of Sections 10.24(a)(iv),(v), (vii), (viii), (ix) and (x).

            IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                              BORROWER:

                              MAGUIRE PROPERTIES - 611 N. BRAND LLC,
                              a Delaware limited liability company

                              By: MAGUIRE PROPERTIES - GLENDALE CENTER, LLC, a California limited liability company, its Member

                                   By:  MAGUIRE PROPERTIES - GLENDALE, LLC,
                                        a California limited liability company,
                                        its Member

                                        By:  MAGUIRE PROPERTIES, L.P.,
                                             a Maryland limited partnership,
                                             its Member

                                             By:  MAGUIRE PROPERTIES, INC.,
                                                  a Maryland corporation,
                                                  its General Partner



                                                  By: /s/ Mark T. Lammas
                                                     ___________________________
                                                       Name:  Mark T. Lammas
                                                       Title: Senior Vice
                                                              President and
                                                              Secretary


                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                              LENDER:

                              GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation



                              By: /s/ Chapin P. Hunt
                                  ______________________________
                                  Name:   Chapin P. Hunt
                                  Title:  Senior Vice President

                                   SCHEDULE 1

                                REQUIRED REPAIRS























                                    Sch. 1-1

                                   SCHEDULE 2

                  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES


Section 4.12

Otis Elevator (elevator maintenance)

Cisco Systems Capital (phone equipment lease)

Section 4.22

Prior to the name change to Borrower's current name, Borrower operated under the name "Maguire Partners -- 611 N. Brand LLC."

Section 4.33(d)

Except for the Ground Lease.








                                    Sch. 2-1

                                   SCHEDULE 3

                                    RENT ROLL





















                                    Sch. 3-1

                                   SCHEDULE 4

                            ORGANIZATION OF BORROWER





















                                    Sch. 4-1

                                   SCHEDULE 5

             DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

            A "SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY" means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter (i) was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property; (ii) has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or
(C) acting as a member of the limited liability company that owns the Property, as applicable; (iii) has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;
(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable); (v) if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations; (vi) if such entity is a corporation, has and will have at least one Independent Director, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote;
(vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation and such corporation is the managing member of such limited liability company; (viii) if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding; (ix) has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity's properties,
(C) make any assignment for the benefit of such entity's creditors or (D) take any action that might cause such entity to become insolvent; (x) has remained and will remain solvent and has maintained and will

                                    Sch. 5-1
maintain adequate capital in light of its contemplated business operations; (xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity; (xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns; (xiii) has maintained and will maintain its books, records, resolutions and agreements as official records; (xiv) has not commingled and will not commingle its funds or assets with those of any other Person; (xv) has held and will hold its assets in its own name; (xvi) has conducted and will conduct its business in its name; (xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; (xviii) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;
(xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable; (xx) has maintained and will maintain an arm's-length relationship with its Affiliates; (xxi) (a) if such entity owns the Property, has and will have no indebtedness other than the Loan and unsecured trade payables in the ordinary course of business relating to the ownership and operation of Property which (1) do not exceed, at any time, a maximum amount of 1% of the original amount of the Principal and (2) are paid within sixty (60) days of the date incurred, or (b) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or (c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred; (xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan; (xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders;
(xxiv) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks; (xxv) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person; (xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person; (xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxviii) has not made and will not make loans to any Person; (xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it; (xxx) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party; (xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation; and (xxxii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

                                    Sch. 5-2

            "INDEPENDENT DIRECTOR" means (x) in the case of a Single Member Bankruptcy Remote LLC: a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual's appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC's limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five years (i) a shareholder/partner/member of, or an officer or employee of, Borrower or any of its shareholders, subsidiaries or Affiliates, (ii) a director (other than as an Independent Director) of any shareholder, subsidiary or Affiliate of Borrower, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of Borrower (other than as an Independent Director); and (y) in the case of a corporation, an individual selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual's appointment as a director, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five years (i) a shareholder/partner/member of, or an officer, employee, consultant, agent or advisor of, Borrower or any of its shareholders, subsidiaries, members or Affiliates, (ii) a director of any shareholder, subsidiary, member, or Affiliate of Borrower other than Borrower's general partner or managing member, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates that derives more than 10% of its purchases or income from its activities with Borrower or any Affiliate of Borrower, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family (including a grandchild or sibling) of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any other director of Borrower's general partner or managing member.

            "SINGLE MEMBER BANKRUPTCY REMOTE LLC" means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above:
(i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least two duly appointed Independent Directors on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there are at least two members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote; (iv) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of

                                    Sch. 5-3

Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the "SPECIAL MEMBER") and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; (v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the "ACT") or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

                                    Sch. 5-4

                                   SCHEDULE 6

                                 RELEASE PARCEL






















                                    Sch. 6-1

                            CASH MANAGEMENT AGREEMENT
                               (this "AGREEMENT"),
                          dated as of October 14, 2003

                                      among

                      MAGUIRE PROPERTIES - 611 N. BRAND LLC
                        555 West Fifth Street, Suite 5000
                          Los Angeles, California 90013
                                  ("BORROWER"),

                            MAGUIRE PROPERTIES, L.P.
                        555 West Fifth Street, Suite 5000
                          Los Angeles, California 90013
                                 (the "MANAGER")

                                       and

                   GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.
                               600 Steamboat Road
                          Greenwich, Connecticut 06830
                        (together with its successors and
                             assigns, the "LENDER")

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION
                            8739 Research Drive, URP4
                      Charlotte, North Carolina 28288-1075
                              (the "DEPOSIT BANK")

            WHEREAS, pursuant to that certain Loan Agreement, dated as of the date hereof (the "LOAN AGREEMENT"), by and between Borrower and Lender, the Lender has provided financing (the "LOAN") to the Borrower secured by the property owned by the Borrower and commonly known as the Glendale Center, Glendale, California (the "PROPERTY"); and

            WHEREAS, the Lender shall deliver to the bank (the "CLEARING BANK") maintaining the operating account of the Borrower (the "CLEARING ACCOUNT") a Clearing Bank Instruction Letter in the form attached as Exhibit A hereto (together with any modifications, amendments or replacements thereof, the "INSTRUCTION LETTER"), which provides that all Rents (as defined in the Loan Agreement) be deposited in such Clearing Account upon delivery of the Instruction Letter, and swept periodically into the accounts established hereunder.

            NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINED TERMS.

            (a) As used herein the following capitalized terms shall have the respective meanings set forth below:

            "ACCOUNT PROCEEDS" shall mean any and all Rents and other revenue in connection with the Property that is deposited by any Clearing Bank, the Borrower, the Manager or otherwise into the Cash Collateral Account from time to time.

            "BORROWER REMAINDER ACCOUNT" shall mean the account of Borrower to which monies in the Borrower Remainder Sub-account are allocated in accordance with the terms hereof.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York or the City in which the Deposit Bank is located are required or permitted by law to be closed.

            "CASH COLLATERAL ACCOUNT" shall have the meaning ascribed to such term in Section 2 hereof.

            "CERTIFICATES" means the securities issued in connection with a Securitization of the Loan.

            "CLEARING ACCOUNT" shall have the meaning given such term in the Recitals.

            "CLEARING BANK" shall have the meaning given such term in the Recitals.

            "COLLATERAL" shall mean each of the items pledged by Borrower in
Section 6(c) hereof.

            "COLLECTION PERIOD" with respect to any Payment Date, shall mean the period of days from the Payment Date occurring during the month immediately preceding the Payment Date to the day immediately preceding such Payment Date. With respect to the first Payment Date, the Collection Period shall commence on and include the date hereof and end on and include the day immediately preceding such first Payment Date.

            "DEED OF TRUST" shall mean that certain Deed of Trust, Assignment of Leases and Rents and Fixture Filing, dated as of the date hereof, made by Borrower for the benefit of Lender.

            "DEPOSIT BANK" shall mean Wachovia Bank, National Association or such other bank or banks selected by the Lender to maintain the Cash Collateral Account.

            "ELIGIBLE ACCOUNT" either (i) an account or accounts maintained with an Eligible Bank or (ii) a Trust Account. Eligible Accounts shall bear interest.

            "ELIGIBLE BANK" shall mean a bank that (i) satisfies the Rating Criteria and (ii) insures deposits held by such bank through the Federal Deposit Insurance Corporation.

            "INSTRUCTION LETTER" shall have the meaning ascribed to such term in the Recitals.

            "LOAN" shall have the meaning ascribed to such term in the Recitals.

            "LOAN AGREEMENT" shall have the meaning ascribed to such term in the Recitals.

            "LOAN DOCUMENTS" shall have the meaning set forth for such term in the Loan Agreement.

            "LOAN SATISFACTION EVENT" shall mean the satisfaction in full of the Obligations.

            "LOAN SUB-ACCOUNTS" shall have the meaning ascribed to such term in
Section 2(c).

            "MONTHLY PAYMENT AMOUNT" shall have the meaning given to such term in the Note.

            "NOTE" shall mean that certain Promissory Note of even date herewith, in the original principal amount of $80,000,000, made by the Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

            "OBLIGATIONS" shall mean any and all debt, liabilities and obligations of the Borrower to the Lender pursuant to or in connection with the Loan, whether now or hereafter existing, including without limiting the generality of the foregoing, the indebtedness evidenced by the Note, all interest accruing thereon, and any and all debt, liabilities and obligations of the Borrower under the Loan Documents.

            "OPERATING EXPENSES" shall mean, collectively, the Approved Operating Expenses and Approved Capital Expenses (as defined in the Loan Agreement).

            "PAYMENT DATE" shall have the meaning given to such term in the Note.

            "PERMITTED INVESTMENTS" shall have the meaning given to such term in the Loan Agreement.

            "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether territorial, national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

            "PROPERTY" shall have the meaning ascribed to such term in the Recitals.

            "RATING AGENCIES" shall mean (i) any nationally-recognized statistical rating organizations that provide a rating on any Certificates on the date of issuance of the Certificates or (ii) prior to the issuance of the Certificates, Moody's (as defined in the Loan Agreement), S&P (as defined in the Loan Agreement) and any other nationally-recognized statistical rating organizations that have been designated by the Lender in its sole discretion.

            "RATING CRITERIA" with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least "A-1" by S&P, "P-1" by Moody's and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such person for a period of less than 30 days, or (ii) the long-term unsecured debt obligations of such Person are rated at least "AA-" by S&P, "Aa2" by Moody's and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such person for a period of 30 days or more.

            "RECONCILIATION DATE" shall mean, as applicable, January 31st, April 30th, July 31st, and October 31st of each year that the Loan remains outstanding.

            "RENTS" shall have the meaning ascribed to such term in the Deed of Trust.

            "SECURITIZATION" shall have the meaning given to such term in the Loan Agreement.

            "SERVICER" shall mean a servicer or account administrator of the Lender designated by and acting for the benefit of the Lender.

            "TRUST ACCOUNT" shall mean a segregated trust account maintained by a corporate trust department of a federal depository institution or a state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(B) which has corporate trust powers and is acting in its fiduciary capacity.

            (b) The meanings given to capitalized terms defined herein shall be equally applicable in both singular and plural forms of such terms.

            (c) Capitalized terms used and not defined herein shall have the respective meanings given to such terms in the Loan Agreement.

SECTION 2.  ESTABLISHMENT OF THE CASH COLLATERAL ACCOUNT.

            (a) The Lender has established and will maintain while the Loan is outstanding a cash collateral account (which account shall be an Eligible Account or may be a book-entry sub-account of an Eligible Account) at the Deposit Bank (the "CASH COLLATERAL ACCOUNT") which shall be entitled "Greenwich Capital Financial Products, Inc. as Beneficiary of Maguire Properties - 611 N. Brand LLC Cash Collateral Account". In connection with a Securitization, the Lender shall have the right to cause Deposit Bank to entitle the Cash Collateral Account with such other designation as the Lender may select in its reasonable discretion to reflect such assignment or transfer. The Lender shall, or shall cause the Servicer to, cause the Deposit Bank to deposit into the Cash Collateral Account, all Rents and other amounts transferred to the Deposit Bank from the Clearing Bank.

            (b) The Cash Collateral Account shall be an interest bearing Eligible Account. The interest rate with respect to funds held in the Cash Collateral Account shall be the rate for such deposits as is customarily paid by the Deposit Bank. All interest income or other earnings on funds, if any, remaining in the Cash Collateral Account shall be for the benefit of the Borrower and credited to, and become a part of, the Cash Collateral Account. The Cash Collateral Account shall be assigned the federal tax identification number of the Borrower, which number is 95-4832133. Borrower shall provide Lender or the Deposit Bank, at any time upon request of Lender, with a Form W-8 or W-9 to evidence Borrower is not subject to any back-up withholding under the United States Internal Revenue Code. Prior to application in accordance with the terms hereof, all amounts in the Cash Collateral Account shall remain an asset of Borrower, subject to the lien and security interest granted Lender hereunder, and subject to all of the terms and conditions of this Agreement and the other Loan Documents.

            (c) The following sub-accounts (collectively, the "LOAN SUB-ACCOUNTS") of the Cash Collateral Account shall be maintained on a ledger-entry basis:

                  (i)   "Tax and Insurance Sub-account";

                  (ii)  "Monthly Debt Service Sub-account";

                  (iii) "Required Repairs Sub-account;

                  (iv)  "Rollover Reserve Sub-account";

                  (v)   "Borrower Remainder Sub-account";

                  (vi)  "Operating Expense Sub-account";

                  (vii) "Casualty and Condemnation Proceeds Sub-account";

                  (viii) "Security Deposit Subaccount"; and

                  (ix)  "Extraordinary Receipts Sub-account".

            Amounts allocated to the Loan Sub-accounts shall be disbursed in accordance with the terms of this Agreement and the Loan Agreement.

            (d) (i) The Lender shall deliver one or more executed Instruction Letters to the Clearing Bank. If the Clearing Bank shall request any changes, modifications or supplements to any Instruction Letter to conform to the Clearing Bank's customary practice or requirements, as the same may change from time to time, then if such changes, modifications or supplements are reasonably acceptable to Lender, Borrower shall execute and deliver to Lender such instruments as the Clearing Bank shall reasonably request to effectuate such modifications or changes. In the event the Borrower fails to execute such Instruction Letter as provided above within three (3) Business Days after receipt of written request for such execution, Borrower hereby appoints the Lender as its attorney-in-fact with full authority to enter into replacement Instruction Letter(s) and to execute on behalf of the Borrower any new modified Instruction Letter acceptable to the proposed Clearing Bank. All costs and expenses incurred by the Lender to negotiate and execute any modified Instruction Letter shall be paid by the Borrower.

                  (ii) If the Clearing Bank fails to perform its obligations as set forth in the Instruction Letter, then, upon the request of Lender, within ten (10) Business Days, the Borrower will establish a new Eligible Account (which shall become the Clearing Account) at a bank selected by the Borrower and reasonably acceptable to Lender and shall cause all funds in the existing Clearing Account to be transferred to the new Clearing Account and any future Rents from the Property to be deposited in such new Clearing Account.

                  (iii) In the event that Borrower requests that a new Clearing Account be established (which new Clearing Account shall be an Eligible Account), and Lender consents to such change, which consent shall not be unreasonably withheld or delayed, Borrower shall, prior to the establishment of such account, execute a replacement Instruction Letter to cover the new account, which replacement Instruction Letter shall be in the form of the Instruction Letter annexed hereto as Exhibit A with such changes thereto as may be requested by such new Clearing Bank in order to conform such Instruction Letter with such new bank's customary practice. The existing Clearing Account shall remain in effect until Borrower has executed a replacement Instruction Letter for the new Clearing Account and the new Clearing Bank has acknowledged receipt of such replacement Instruction Letter and has agreed to comply with the instructions contained therein by executing an Acknowledgment in the form of Schedule I attached to Exhibit A attached hereto, and Borrower may rescind its request for a new Clearing Account in the event Borrower does not approve of any changes to the form of the Instruction Letter annexed hereto as Exhibit A requested by such new Clearing Bank.

            (e) The Lender or the Servicer shall, at the direction of Borrower, direct the Deposit Bank to invest amounts allocated to the Cash Collateral Account in Permitted Investments selected by the Borrower. All earnings on such Permitted Investments on funds allocated to the Cash Collateral Account shall be (a) added to and become part of the Cash Collateral Account,
(b) taxed as income of the Borrower, (c) for the benefit of the Borrower, subject to Lender's rights pursuant to this Agreement, and (d) remitted to Borrower jointly once per calendar quarter, provided that no Event of Default has occurred and is continuing, to the extent not already disbursed or applied in accordance with this Agreement. Borrower shall have liability for any loss in investments of funds that are invested in Permitted Investments and no such loss or liability shall affect Borrower's obligations to make all payments and deposits required to be made by Borrower under the Loan Documents. Notwithstanding anything to the contrary in this Agreement or in any of the other Loan Documents, upon the occurrence and during the continuance of an Event of Default, Borrower shall have no right to select Permitted Investments.

            (f) It is the intention of the parties hereto that the entire amounts deposited in the Cash Collateral Account (or as much thereof as the Lender may reasonably arrange to invest) may be invested in Permitted Investments selected by the Borrower, and, in such event, that the Cash Collateral Account shall be a so-called "zero balance" account (unless it is a Trust Account). All funds in the Cash Collateral Account that are invested in a Permitted Investment are deemed to be held in the Cash Collateral Account for all purposes of the Loan Agreement and the other Loan Documents.

            (g) In order to further secure the performance by the Borrower of the Obligations and as a material inducement for the Lender to make the Loan in accordance with the terms of the Loan Documents, the Borrower hereby (i) requests that the Cash Collateral Account be established on its behalf at the Deposit Bank in the name set forth above and (ii) acknowledges that (A) the Cash Collateral Account will be subject to the sole dominion, control and discretion of the Lender (which may be exercised through the Servicer), subject to the terms, covenants and conditions of this Agreement and the Loan Agreement, (B) the Lender shall have the sole right to make withdrawals or transfers of funds from the Cash Collateral Account and (C) neither the Borrower nor any other Person claiming on behalf of or through the Borrower shall have any right or authority, whether express or implied, to make use of, or withdraw any funds, investments or other properties from, the Cash Collateral Account, or to give any instructions with respect to the Cash Collateral Account.

            (h) Deposit Bank will send a monthly report to Borrower (in a manner consistent with Deposit Bank's standard practice) by regular U.S. mail at the Borrower's address specified above, which monthly report shall specify the balance of, and credits and charges to, the Cash Collateral Account and each Sub-account thereof for each calendar day of the previous month. Deposit Bank will send to the Lender (in a manner consistent with Deposit Bank's standard practices), by regular U.S. mail at the Lender's address specified, copies of all correspondence, notices, account statements and other information (but not canceled checks) which Deposit Bank is obligated to send to Borrower. Deposit Bank also agrees to provide to each of Borrower and the Lender (as a service under this Agreement) copies of account statements and other account information, including account balances, by telephone and by computer communication, to the extent practicable and as shall have been requested by Borrower or by Lender. Borrower shall be deemed at all times to have consented to Deposit Bank's release of such account information to Lender. Deposit Bank's liability for failure to comply with this Section shall not exceed the cost of providing such information.

SECTION 3.  ALLOCATION AND DISBURSEMENT OF FUNDS IN THE CASH COLLATERAL ACCOUNT.

            (a) With respect to each Collection Period, the Lender or the Servicer shall allocate, and shall cause the Deposit Bank to allocate, from time to time during such Collection Period the amounts deposited in the Cash Collateral Account in the order and priority set forth in Section 3.8 of the Loan Agreement, such allocation to be done promptly upon receipt of any deposits.

                  (i) Amounts deposited in connection with certain Required Repairs pursuant to Section 3.2 of the Loan Agreement shall be allocated to the Required Repairs Sub-account.

                  (ii) Amounts deposited in the Tax and Insurance Impound Fund pursuant to Section 3.3 of the Loan Agreement shall be allocated to the Tax and Insurance Sub-account.

                  (iii) Amounts deposited in connection with certain Rollover Reserves pursuant to Section 3.4 of the Loan Agreement shall be allocated to the Rollover Reserve Sub-account.

                  (iv) Amounts deposited in connection with any Casualty or Condemnation pursuant to Section 3.5 of the Loan Agreement shall be allocated to the Casualty/Condemnation Sub-account.

                  (v) Amounts deposited in the Security Deposit Account pursuant to Section 3.6 of the Loan Agreement shall be allocated to the Security Deposit Sub-account.

            (b) Each Collection Period, the Lender or the Servicer shall disburse or cause the Deposit Bank to disburse:

                  (i) Amounts allocated to the Required Repairs Sub-account as set forth in Section 3.2 of the Loan Agreement;

                  (ii) Amounts allocated to the Tax and Insurance Sub-account as set forth in Section 3.3 of the Loan Agreement;

                  (iii) Amounts allocated to the Rollover Reserve Sub-account as set forth in Section 3.4 of the Loan Agreement;

                  (iv) Amounts allocated to the Operating Expense Sub-account on each Business Day to the following bank account (the "OPERATING ACCOUNT") (the amount to be sent to such Operating Account to be determined in accordance with Section 3.8 of the Loan Agreement and pursuant to the Approved Annual Budget for Borrower as such Approved Annual Budget may be adjusted in accordance with Section 6.3.4 of the Loan Agreement):

            Bank:      Bank of America
            ABA #:     121-000-358
            Attention: Michelle Tabor
            Fax:       (704) 388-0479
            Account:   Maguire Properties - 611 N. Brand LLC, Operating Acct BMO
            Account #: 1420883889

                  (v) Amounts allocated to the Borrower Remainder Sub-account to the following bank account:

            Bank:      Bank of America
            ABA #:     121-000-358
            Attention: Michelle Tabor
            Fax:       (704) 388-0479
            Account:   Maguire Properties - 611 N. Brand LLC, Borrower Remainder
            Account #: 1420683885

SECTION 4.  FEES.

            (a) The Borrower agrees to pay the fees of the Clearing Bank and Deposit Bank in accordance with the customary fees charged by the Clearing Bank and Deposit Bank for the services described herein, as such fees are established from time to time.

            (b) Upon the request of the Borrower, the Clearing Bank and Deposit Bank shall include their fees and the payment status thereof in an account analysis statement.

SECTION 5.  TERMINATION.

            (a) The Lender may replace the Deposit Bank with a new Deposit Bank upon five days' notice to the Borrower. The Borrower hereby agrees that it shall take all reasonable action necessary to facilitate the transfer of the respective obligations, duties and rights of the Deposit Bank to the successor thereof selected by the Lender in its sole discretion.

            (b) The Lender shall terminate this Agreement upon the occurrence of a Loan Satisfaction Event and return to Borrower all monies then held in the Cash Collateral Account promptly after liquidating all Permitted Investments.

            (c) This Agreement may be terminated by Deposit Bank at any time on not less than thirty (30) days' prior written notice to each of the Borrower and the Lender. Deposit Bank's rights to receive reimbursement from the Borrower under Section 4 of this Agreement and Borrower's indemnification of Deposit Bank under Section 14 of this Agreement shall survive any termination of this Agreement. Upon termination of this Agreement, all funds remaining in the Cash Collateral Account shall be forwarded by Deposit Bank directly to Lender, unless Deposit Bank shall have received written instruction from the Lender prior to the expiration of the thirty (30) day period set forth above directing Deposit Bank to send such funds to the Borrower or another depository institution approved in writing by the Lender and the Borrower.

SECTION 6.  MATTERS CONCERNING THE BORROWER.

            (a) Borrower hereby represents, warrants and covenants to Lender that:

                  (i)   Intentionally deleted.

                  (ii) The Borrower or the Manager shall, within three (3) Business Days of the date hereof or within three (3) Business Days of the date such accounts are opened, whichever is later, instruct all Persons that presently or hereafter maintain open accounts with Borrower or the Manager, or with whom the Manager or the Borrower presently or hereafter does business on an "accounts receivable" basis with respect to the Property, to deliver all payments due under such accounts to the Clearing Bank at a lock box address at the Clearing Bank (the "LOCK BOX ADDRESS") in the form of checks or equivalent instruments for the payment of money. Neither the Borrower nor the Manager shall direct any such Person to make payments due under such accounts in any other manner.

                  (iii) Pursuant to an instruction letter in the form of Exhibit B hereto (a "LESSEE PAYMENT DIRECTION Letter"), the Borrower or the Manager shall, within three (3) Business Days of the date hereof, notify and advise, or will, for Leases executed after the date hereof, promptly notify and advise, each tenant of the Property (collectively, the "TENANTS") under each lease with respect to the Property (whether such lease is presently effective or executed after the date hereof), to send directly to the Lockbox Address promptly when due all payments, whether in the form of checks, cash, drafts, money orders or any other type of payment whatsoever of rent or any other item payable to the Borrower as landlord under such Leases. The foregoing requirements need not be satisfied with respect to any Lease executed after the date hereof to the extent the terms and conditions of the Lessee Payment Direction Letter are incorporated in the applicable Lease.

                  (iv) If notwithstanding the provisions of this Section 6(a), Borrower or Manager (or any affiliate thereof) receives any Rents then (x) Borrower or Manager (or such affiliate) shall be deemed to hold such Rents in trust for Lender and (y) Borrower or Manager shall deposit with the Clearing Bank within one (1) Business Day of receipt all such Rents received by Borrower or Manager (or such affiliate).

            (b) Upon request of Lender, Borrower shall deliver to Lender such evidence as Lender may reasonably request to evidence that Borrower is complying with the provisions of this Section 6(a). Without the prior written consent of the Lender, neither the Borrower nor the Manager shall (i) terminate, amend, revoke or modify any Lessee Payment Direction Letter in any manner or (ii) direct or cause any Tenant to pay any amount in any manner other than as provided specifically in the Lessee Payment Direction Letter.

            (c) The Borrower hereby pledges, transfers and assigns to the Lender, and grants to the Lender, as additional security for the payment and performance of the Obligations, a continuing perfected first priority security interest in and to, and a first lien upon, (i) the Cash Collateral Account, the Clearing Account, the Operating Account and all of the Borrower's right, title and interest in and to all cash, property or rights transferred to or deposited therein from time to time, (ii) all earnings, investments and securities held in the Cash Collateral Account in accordance with this Agreement and (iii) any and all proceeds of the foregoing. This Agreement and the pledge, assignment and grant of security interest made hereby shall secure payment of all amounts payable by the Borrower to the Lender under the Note and the other Obligations. The Borrower acknowledges that the Servicer, Clearing Bank and Deposit Bank are acting as the agent of, and at the direction of, the Lender in connection with the subject matter of this Agreement. The Borrower further agrees to execute, acknowledge, deliver, file or do at its sole cost and expense, all other acts, assignments, notices, agreements or other instruments as the Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto the Lender any of the rights granted by this Agreement and to more fully perfect and protect any lien or security interest granted hereby.

            (d) In its sole discretion, the Borrower may, from time to time deposit amounts into the Cash Collateral Account in respect of any Loan Sub-account and/or the Operating Account from sources of the Borrower other than those received by the Clearing Bank with respect to the then-current Collection Period; provided, that if the Borrower deposits such amounts, the amounts deposited shall be subject to all of the terms hereof as if not separately deposited by the Borrower, and may not be withdrawn except as otherwise provided for in this Agreement. Nothing contained herein shall impair or otherwise limit Borrower's obligations to timely make the payments (including, without limitation, interest and principal) required by the Note, the Loan Agreement and the other Loan Documents, it being understood that such payments shall be so timely made in accordance with the Loan Documents regardless of the amounts on deposit in the Clearing Account or Cash Collateral Account.

            (e) The Borrower hereby covenants and agrees that amounts allocated to the Operating Expense Sub-account with respect to the payment of operating expenses or capital expenditures shall be used only for payment of checks made by the Borrower for the payment of operating expenses or capital expenditures incurred in the ownership and operation of the Property and reasonably approved by the Lender or permitted by the Loan Documents. In any month, Borrower shall be entitled to receive and use for Cash Expenses an amount in excess of the budgeted amount ("BUDGET VARIANCES") for such month set forth in the Approved Annual Budget by requesting the same in writing not less than three (3) Business Days prior to the first day of the Collection Period during which such Budget Variances are to be disbursed so long as the aggregate amount of all such Budget Variances so requested by Borrower in any month does not exceed an amount that, together with any Budget Variances previously disbursed to Borrower in such calendar year, is greater than five percent (5%) of the total budgeted expenditures (excluding any contingency line item) for such calendar year as set forth in the then current Approved Annual Budget.

            (f) On or before the last day of each calendar quarter, Borrower shall prepare and deliver to Lender a financial statement (the "ACTUAL EXPENDITURE STATEMENT") in form and substance satisfactory to Lender in all material respects setting forth all amounts expended for

Operating Expenses during the immediately preceding calendar quarter, including showing variances from budget and setting forth a short explanation of any variance in excess of ten percent (10%) of the budget line item in question and identifying any payment made to an affiliate and the reasons therefor. Each Actual Expenditure Statement shall be certified by an officer of Borrower or the REIT as being true, correct and complete in all material respects and include a certification that all amounts transferred to the Operating Account pursuant to this Agreement were expended for Operating Expenses substantially in accordance with this Agreement or shall be credited against or returned to the Cash Collateral Account as provided below. Borrower shall promptly deliver to Lender such further documentation (including, without limitation, invoices, canceled checks or copies of contracts) and information as Lender may reasonably request regarding any payments described in the Actual Expenditure Statement. On each Reconciliation Date during the term of the Loan, if the Actual Expenditure Statements for the immediately preceding calendar quarter indicate that the Operating Expenses actually incurred and paid during such calendar quarter, plus the amount necessary to maintain the Operating Account Balance Floor (as hereinafter defined) in the Operating Account as of the last day of such calendar quarter, were less than the amount disbursed to the Operating Account during such calendar quarter (the positive difference in the amount disbursed to the Operating Account and the amount actually spent on Operating Expenses is hereafter referred to as the "EXPENSE SURPLUS"), then the funds allocated for Operating Expenses to be disbursed to the Operating Expense Sub-account on the next occurring Payment Date in accordance with the Approved Annual Budget (as defined in the Note) (the "ALLOCATED DISBURSEMENT AMOUNT") shall be reduced by an amount equal to the Expense Surplus; provided, further, that if the Allocated Disbursement Amount is less than the Expense Surplus, then Borrower, prior to the next occurring Payment Date, shall deposit into the Cash Collateral Account the amount by which the Expense Surplus exceeds the Allocated Disbursement Amount (the "ALLOCATION SURPLUS"). If Borrower shall fail to, within the described required time periods, (i) so deposit any such Allocation Surplus into the Cash Collateral Account, or (ii) provide the Actual Expenditure Statements required by the terms hereof or (iii) after written request of Lender, provide evidence of expenditures or (iv) provide to Lender the items described in paragraph 18(b) of the Loan Agreement in accordance with the terms of such paragraph 18(b) and (in the case of any of (i), (ii), (iii) or (iv)) such failure continues for ten (10) or more days after notice of such failure, then in addition to any other remedies which Lender may have with respect thereto, Lender may elect not to fund the Operating Expense Sub-account from monies in the Cash Collateral Account or Lender may continue to hold the funds in the Operating Expense Sub-account until such failure is cured.

SECTION 7.  CERTAIN MATTERS REGARDING THE LENDER.

            (a) The parties agree that the Deposit Bank shall pay over to the Lender all amounts deposited in any account maintained hereunder on demand, provided, that in making such demand, the Lender gives notice to Borrower of such demand, in writing, signed by the Lender or an authorized agent thereof, and that an Event of Default under the Loan Agreement has occurred and is continuing. Notwithstanding the foregoing, the Borrower shall not be deemed to have waived any rights the Borrower may have against the Lender if it is determined that the Lender acted improperly.

            (b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise in respect of the Collateral all rights and remedies available to Lender hereunder or under the other Loan Documents or otherwise available at law or in equity. Without limiting the generality of the foregoing or the provisions of paragraph (a) above, upon the occurrence and during the continuance of an Event of Default, Borrower acknowledges and agrees that it will have no further right to request or otherwise require Lender to disburse funds from the Clearing Account or the Cash Collateral Account in accordance with the terms of this Agreement, it being agreed that Lender may, at its option, (i) direct the Deposit Bank to continue to hold the funds in the Cash Collateral Account and/or (ii) continue from time to time to apply all or any portion of the funds held in the Cash Collateral Account to any payment(s) which such funds could have been applied to prior to such Event of Default (or to pay Cash Expenses, Approved Capital Expenses (as defined in the Loan Agreement), to the extent and in such order and manner as Lender in its sole discretion may determine, and/or (iii) direct that the Deposit Bank or Clearing Bank from time to time disburse all or any portion of the funds held in the Cash Collateral Account or other Collateral then or thereafter held by the Deposit Bank or Clearing Bank, as applicable, to Lender, in which event Lender may apply the funds held in the Cash Collateral Account or other Collateral to the Obligations in any order and in such manner as Lender may determine in its sole discretion.

            (c) Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, subject to the requirements of applicable law, collect, appropriate, redeem, realize upon or otherwise enforce its rights with respect to the Collateral, and without the need to institute any legal action, make demand, exhaust any other remedies or otherwise proceed to enforce its rights, provided that Lender gives notice to Borrower, in writing, that an Event of Default has occurred and is continuing.

            (d) No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement or the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Agreement or the other Loan Documents. The remedies provided in this Agreement, the Note, the Loan Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

SECTION 8.  MATTERS CONCERNING THE DEPOSIT BANK.

            (a) Borrower hereby authorizes and directs Deposit Bank to comply, and Deposit Bank agrees to comply, with instructions originated by the Lender in accordance with this Agreement directing the disposition of funds from time to time in the Cash Collateral Account or as to any other matters relating to the Cash Collateral Account without further consent by Borrower, but subject to the terms of this Agreement.

            (b) All defenses of Deposit Bank under the Agreement and Articles 3, 4, and 4A of the Uniform Commercial Code (as adopted in the State where the respective Account is located) as to the payment and collection of items shall also be applicable to and enforceable against the Lender. Each of Borrower and the Lender hereby authorizes and instructs Deposit Bank to supply Borrower's or the Lender's endorsement, as appropriate, to any items that Deposit Bank receives and deposits for collection to the Cash Collateral Account.

            (c) Deposit Bank will not exercise any security interest (except for the security interest provided in Section 4-210 of the Uniform Commercial Code as adopted in the State where the Cash Collateral Account is located), lien, right of setoff, deduction, recoupment or banker's lien or any other interest in or against the Cash Collateral Account, and Deposit Bank hereby subordinates any such security interest, lien or right which it may have against the Cash Collateral Account, except that Deposit Bank may set off and charge against the Cash Collateral Account for (i) the face amount of each Returned Item (hereinafter defined), (ii) all usual and customary service charges, (iii) account maintenance fees, (iv) transfer fees, (v) out-of-pocket fees and expenses incurred by Deposit Bank in connection with the enforcement of this Agreement, (vi) adjustments or corrections of posting or encoding errors, and
(vii) any other items normally chargeable to an account, whether incurred before or after the date of this Agreement. As used in this Agreement, "RETURN ITEM" shall mean (i) any items deposited into the Cash Collateral Account either before or after the date of this Agreement and returned unpaid or otherwise uncollected, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee's notice of nonpayment; (ii) any items subject to a claim against Deposit Bank for breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the State where the Cash Collateral Account is located),
(iii) any ACH entry credited to the Cash Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to the Cash Collateral Account from a merchant card transaction against which a contractual demand for chargeback has been made; and (v) any credit to the Cash Collateral Account made in error.

            (d) Deposit Bank shall be entitled to rely conclusively upon any notice or instruction it receives from the Lender and which Deposit Bank believes in good faith to be a notice or instruction from the Lender, and Deposit Bank shall have no obligation to investigate or verify the authenticity or correctness of any such notice or instruction. Deposit Bank shall have no liability to Borrower for honoring any instruction Deposit Bank receives from the Lender regarding the Cash Collateral Account. Deposit Bank shall be fully discharged from liability with respect to any funds on deposit in the Cash Collateral Account to the extent that Deposit Bank honors and follows instructions it receives from the Lender and transfers any of such funds to, or on the instructions of, the Lender.

            (e) In the event a third party shall assert an adverse claim by legal process against the Cash Collateral Account or any sums on deposit therein, whether such claim shall arise by tax lien, execution of judgment, attachment, garnishment, levy, claim of a trustee in bankruptcy or debtor-in-possession, or a competing lien creditor or other judicial or regulatory order or process (each, a "CLAIM"), Deposit Bank may, in addition to other remedies it may possess under this Agreement or at law or in equity, (i) suspend disbursements from the Cash Collateral Account reasonably sufficient to satisfy such Claim without any liability until Deposit Bank shall have received an appropriate court order or other assurances acceptable to Deposit Bank in its sole discretion establishing that funds may continue to be disbursed according to instructions then applicable to the Cash Collateral Account, and/or (ii) immediately interplead all such funds in the Cash Collateral Account into the registry of the appropriate court located in the State where the Cash Collateral Account is maintained, and Borrower and the Lender, jointly and severally, shall pay promptly all of Deposit Bank's costs, expenses and attorneys' reasonable fees incurred in connection with such Claim. If a bankruptcy or insolvency proceeding shall have been commenced by or against Borrower, Deposit Bank shall be entitled to refuse to permit deposits to, or withdrawals and/or transfers from, the Cash Collateral Account without any liability until Deposit Bank shall have received an appropriate court order or other assurances acceptable to Deposit Bank in its sole discretion establishing that continued deposits to, or withdrawals and/or transfers from, the Cash Collateral Account are authorized and do not and will not violate any law, regulation, or order of any court.

SECTION 9. CASUALTY AND CONDEMNATION PROCEEDS SUB-ACCOUNT; EXTRAORDINARY RECEIPTS SUB-ACCOUNT.

            Notwithstanding anything to the contrary contained herein, the following items of Rents shall be deposited and held in the Loan Sub-accounts described below and shall be applied in the order of priority set forth in this
Section 9, and Borrower shall advise Lender at the time of receipt thereof of the nature of such Receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the appropriate Loan Sub-account:

            (a) Proceeds of any insurance, including, without limitation, rent or business interruption insurance, which amounts shall be deposited in the Casualty and Condemnation Proceeds Sub-account and shall be applied (by instructions of Lender or Servicer to the Deposit Bank) in accordance with the provisions of the Loan Agreement applicable thereto.

            (b) Condemnation awards, which amounts shall be deposited in the Casualty and Condemnation Proceeds Sub-account and shall be applied (by instructions of Lender or Servicer to the Deposit Bank) in accordance with the provisions of the Loan Agreement applicable thereto.

            (c) Real estate tax refunds (net of any reasonable and customary fees and disbursements of tax certiorari counsel deducted from such refund to pay such counsel's fee), which amount shall be deposited in the Extraordinary Receipts Sub-account and shall thereafter be transferred (by instructions of Lender to the Deposit Bank) to the Operating Account to the extent required to pay refunds due to any tenants of the Property (based on a certificate of Borrower as to the tenants entitled to receive such refunds and the amounts thereof), except Lender reserves the right to pay (or have the Servicer pay) any such tenant directly using monies so deposited in the Extraordinary Receipts Sub-account, in lieu of transferring such monies to the Operating Account for such payment. Lender or Servicer shall apply any excess, after the aforesaid payment, as if ordinary Rents deposited in the Cash Collateral Account.

            (d) Damages or other payments in excess of $250,000 in settlement of claims by Borrower against any tenant in connection with the Property and arising out of such tenant's Lease, including, without limitation, pertaining to any rejection, termination or cancellation of any Lease (including in any bankruptcy case), Lease buy-out, and surrender payments from tenants or any holdover rents or use and occupancy fees from tenants or former tenants shall be deposited in the Extraordinary Receipts Sub-account. With respect to any monies deposited in the Extraordinary Receipts Sub-account pursuant to this paragraph
(d), Lender shall direct Deposit Bank to apply the amount so deposited (or the portion thereof specified below) as if ordinary Rents to be applied in accordance with the terms of this Agreement for the month in question as follows: (i) if the amount so deposited was paid under or with respect to a Lease, either (x) each month, that portion of the amount so deposited that equals the total amount paid divided by the number of months remaining in the term of such Lease (at the time of any such cancellation, termination or rejection) or (y) if Borrower shall satisfy Lender that the event resulting in such payment did not materially adversely affect the fair market value of the Property and that the Property would satisfy a Debt Service Coverage Ratio test at least equal to 1.10:1.0 (provided that such Debt Service Coverage Ratio test shall exclude any rents from the Lease from which such payments were received and which payments are the subject of the requested disbursement), the entire amount so deposited shall, provided no Event of Default is then continuing, be disbursed on the next Payment Date to the Borrower Remainder Sub-account and (ii) with respect to any other amount deposited in the Extraordinary Receipts Sub-account pursuant to this paragraph
(d), (x) if insufficient funds exist during any month to make all payments to be made for such month prior to the disbursement to the Borrower Remainder Sub-account, the portion of the amount so deposited as is necessary to eliminate any such deficiency or (y) if Borrower shall satisfy Lender that the event resulting in such payment did not materially adversely affect the fair market value of the Property and that the Property would satisfy a Debt Service Coverage Ratio test at least equal to 1.10:1.0 (provided that such Debt Service Coverage Ratio test shall exclude any rents from the Lease from which such payments were received and which payments are the subject of the requested disbursement), the entire amount so deposited shall, provided no Event of Default is then continuing, be disbursed on the next Payment Date to the Borrower Remainder Sub-account.

            (e) All sums paid with respect to a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, but only to the extent any such payment exceeds $250,000 (if such sums paid do not exceed $250,000, such payment shall be deposited in the Clearing Account and applied as ordinary Rents) shall be deposited in the Extraordinary Receipts Sub-account and shall be applied (by instruction of Lender or Servicer to Deposit Bank) as provided in any consent of Lender given in connection with any such action, or, if no such direction is given, shall (i) in the case of any modification which reduces the rent paid under any Lease or shortens the term of such Lease, either
(x) be applied as Rents available for distribution in accordance with the provisions of this Agreement for the month in question only as to that portion of the amount so deposited with Lender as Lender, in its reasonable discretion, shall determine represents reduced rent or lost rent in the applicable month under any such Lease as a result of any such modification or (y) if Borrower shall satisfy Lender that the event resulting in such payment did not materially adversely affect the fair market value of the Property and that the Property would satisfy a Debt Service Coverage Ratio test at least equal to 1.10:1.0 (provided that such Debt Service Coverage Ratio test shall exclude any rents from the Lease from which such payments were received and which payments are the subject of the requested disbursement), the entire amount so deposited shall, provided no Event of Default is then continuing, be disbursed on the next Payment Date to the Borrower Remainder Sub-account and (ii) in all other cases, only be applied as Rents available for distribution in accordance with the provisions of this Agreement for the month in question if and to the extent either subclause (x) or (y) of paragraph (d)(ii) above shall be applicable.

            If the fees and disbursements of tax certiorari counsel described in paragraph (c) above shall not have been deducted from the real estate tax refunds by such counsel prior to payment of such refunds to Borrower, then such fees and disbursements may be paid as part of Approved Cash Expenses, provided such fees and disbursements are commercially reasonable. References to application of any amounts received by Borrower by reason of any action taken by Borrower under or with respect to a Lease, or otherwise, is not intended in any manner to allow Borrower to take such action in prohibition of any other provision of the Loan Documents. Except as expressly set forth in any judgment of any court exercising jurisdiction thereover or in any agreement with the Tenant approved by Lender, Lender shall in its reasonable judgment determine the amount of any payment described in paragraph (d) that falls within clause (i)(x) or (ii)(x) thereof as opposed to clause (i)(y) or (ii)(y) thereof.

SECTION 10. INTENTIONALLY OMITTED.

SECTION 11. SUCCESSORS AND ASSIGNS; ASSIGNMENTS; AGENTS.

            (a) This Agreement shall bind and inure to the benefit of and be enforceable by the Borrower, the Lender and the Manager and their respective successors and assigns.

            (b) The Lender shall have the right to assign or transfer rights and obligations under this Agreement without limitation. Any assignee or transferee of Lender shall be entitled to all the benefits afforded the Lender under this Agreement; provided, that such assignee or transferee shall upon written request deliver to the other parties hereto written confirmation that such assignee or transferee agrees to be bound by the terms of this Agreement and is also the assignee or transferee of the Note and the other Loan Documents.

            (c) The Borrower shall have the right to assign and transfer its rights and obligations hereunder only with the prior written consent of the Lender.

            (d) Any duties or actions of the Lender hereunder may be performed by the Lender or its agent(s), including without limitation, any Servicer or trustee in a Securitization, which includes the Loan.

SECTION 12. AMENDMENT.

            This Agreement may be amended from time to time in writing by all parties hereto. All amendments to this Agreement shall be in writing.

SECTION 13. NOTICES.

            Notices to the parties hereto shall be addressed and delivered in the manner set forth in the Loan Agreement. Unless otherwise expressly provided herein, all such notices, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by nationally recognized overnight carrier, (b) upon receipt after being deposited in the mail, certified mail and postage prepaid or
(c) in the case of facsimile notice, when sent and electronically confirmed, addressed as set forth above.

SECTION 14. LIMITATION ON LIABILITY.

            (a) Lender shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising as a result of Lender's active gross negligence, illegal acts or willful misconduct. Without limiting the generality of the foregoing, except as otherwise expressly provided for herein or as required by applicable law, Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other right pertaining to any Collateral. Lender is hereby authorized by Borrower to act on any written instruction believed by Lender in good faith to have been given or sent by Borrower.

            (b) The provisions of Section 10.1 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.

            (c) Deposit Bank will use the due care in performing its duties and responsibilities under this Agreement and shall only be responsible for the loss that a court having jurisdiction over the Cash Collateral Account shall have determined, in a final and unappealable judgment, had been incurred by Borrower or the Lender solely as a result of Deposit Bank's gross negligence or willful misconduct. Deposit Bank shall have no liability to any party for failure of, or delay in, its performance under this Agreement as a result of any act of God, fire, other catastrophe, force majeure, electrical or computer or telecommunications failure, any event beyond the control of Deposit Bank, or fraud committed by any third party. Nothing in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Deposit Bank and Borrower or the Lender. Borrower hereby indemnifies Deposit Bank and holds it harmless against any loss, damage or expense (including attorneys' reasonable fees and expenses, court costs and other expenses) including, but not limited to, unpaid charges, fees, and Returned Items for which the Lender and/or Borrower originally received credit or remittance, which loss, damage or expense Deposit Bank may suffer as a result of entering into, or acting pursuant to, this Agreement, honoring any instruction Deposit Bank receives from the Lender with respect to the Cash Collateral Account or, to the extent required by this Agreement, not honoring any instructions it receives from Borrower with respect to the Cash Collateral Account, except for those losses, damages, or expenses that a court having jurisdiction shall have determined in a final and unappealable judgment resulted solely from Deposit Bank's gross negligence or willful misconduct. In no event shall Deposit Bank be liable to any other party under this Agreement for lost profits or special, indirect, exemplary, consequential or punitive damages, even if Deposit Bank shall have been advised of the possibility of such damages.

SECTION 15. MORTGAGEE-IN-POSSESSION.

            Borrower hereby confirms and agrees that notwithstanding the provisions of this Agreement, Borrower retains sole control of the operation and maintenance of the Property, subject to the obligations of Borrower under the Loan Agreement, the Assignment of Leases and

Rents and the other Loan Documents, and Lender is not and shall not be deemed to be a mortgagee in possession.

SECTION 16. GOVERNING LAW.

            WITH REGARD TO THE OPERATION OF THE CASH COLLATERAL ACCOUNT AND THE PAYMENT OF CHECKS AND OTHER ITEMS AGAINST THE CASH COLLATERAL ACCOUNT, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. WITH REGARD TO ISSUES OF PERFECTION, PRIORITY AND SECURITY INTEREST, REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC (AS DEFINED IN THE LOAN AGREEMENT), DEPOSIT BANK AGREES THAT NEW YORK SHALL BE DEEMED TO BE DEPOSIT BANK'S JURISDICTION (WITHIN THE MEANING OF SECTIONS 8-110 AND 9-304 OF THE UCC), EXCEPT AS SET FORTH ABOVE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. DUPLICATE ORIGINALS; COUNTERPARTS.

            This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

SECTION 18. WAIVER OF JURY TRIAL. EXCEPT AS MAY BE PROHIBITED BY APPLICABLE LAW, EACH OF THE LENDER, DEPOSIT BANK AND BORROWER IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH THE LENDER, DEPOSIT BANK OR BORROWER IS A PARTY AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

                         [NO FURTHER TEXT ON THIS PAGE]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts (each of which shall be deemed an original) as of the date first above written.

                               BORROWER:

                               MAGUIRE PROPERTIES - 611 N. BRAND LLC,
                               a Delaware limited liability company

                               By: MAGUIRE PROPERTIES - GLENDALE CENTER, LLC, a California limited liability company, its Member

                                    By:  MAGUIRE PROPERTIES - GLENDALE, LLC,
                                         a California limited liability company,
                                         its Member

                                         By:  MAGUIRE PROPERTIES, L.P.,
                                              a Maryland limited partnership,
                                              its Member

                                              By:  MAGUIRE PROPERTIES, INC.,
                                                   a Maryland corporation,
                                                   its General Partner


                                                   By: /s/ Mark T. Lammas
                                                      __________________________
                                                        Name: Mark T. Lammas
                                                        Title: Senior Vice
                                                               President and
                                                               Secretary


                    [SIGNATURES CONTINUED ON FOLLOWING PAGES]

                               MANAGER:

                               MAGUIRE PROPERTIES, L.P.,
                               a Maryland limited partnership

                               By:  MAGUIRE PROPERTIES, INC.,
                                    a Maryland corporation,
                                    its sole general partner


                                    By: /s/ Mark T. Lammas
                                        ______________________________
                                        Name:  Mark T. Lammas
                                        Title:  Senior Vice President
                                                and Secretary

                    [SIGNATURES CONTINUED ON FOLLOWING PAGES]

                               DEPOSIT BANK:

                               WACHOVIA BANK, NATIONAL ASSOCIATION,
                               a national bank association


                               By:  /s/ Tracey Orcutt
                                   ---------------------------------------------
                                   Name:  Tracey Orcutt
                                   Title: Associate


                    [SIGNATURES CONTINUED ON FOLLOWING PAGES]

                               ACKNOWLEDGED AND AGREED:

                               LENDER:

                               GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation


                               By: /s/ Chapin P. Hunt
                                   ---------------------------------------------
                                   Name:   Chapin P. Hunt
                                   Title:  Senior Vice President